As filed with the Securities and Exchange Commission on February 1, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	3841	36-4528166
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Broadway, 14th Floor Cambridge, MA 02142 (617) 475-1520

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frank M. Reynolds Chief Executive Officer One Broadway, 14th Floor Cambridge, MA 02142 (617) 475-1520

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas B. Rosedale, Esq. BRL Law Group LLC 425 Boylston Street 3rd Floor Boston, MA 02116 (617) 399-6931

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐		Non-accelerated filer	☐
Accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.00001 par value per Share(1)	26,047,200	$1.60(2)	$41,675,520	$4,839

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers: (i) such indeterminate number of additional securities as may become issuable pursuant to the stock dividend anti-dilution provisions of the warrants; and (ii) such indeterminate number of additional shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of any other stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock on January 26, 2011 as reported on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers Inc. in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 1, 2011

26,047,200 Shares of Common Stock

INVIVO THERAPEUTICS HOLDINGS CORP.

This prospectus relates to the following offerings by certain of our stockholders and warrantholders, which we refer to as “Selling Securityholders”:

•	the resale of up to 12,848,600 shares of common stock purchased in a private placement;

•	the resale of up to 12,848,600 shares of common stock that are issuable on exercise of the investor warrants that were acquired in a private placement; and

•	the resale of up to 350,000 shares of common stock that are issuable on exercise of the new bridge warrants.

Holders of the investor warrants and new bridge warrants may currently purchase one share of common stock for each warrant exercised. The exercise price and number of shares of common stock issuable upon exercise of the warrants is subject to further adjustment in certain circumstances.

We will not receive any proceeds from the sale of these securities, although we will receive the exercise price for any warrants that are exercised. We are registering securities for resale by the Selling Securityholders, but that does not necessarily mean that they will sell any of the securities.

The investor warrants and the new bridge warrants are exercisable at $1.40 per warrant and $1.00 per warrant, respectively, at any time on or before the fifth anniversary of the date of issuance.

Our common stock is currently available for trading in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “NVIV”. The last sale price of our common stock on January 31, 2011 was $1.76.

These are speculative securities. Investing in our securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                    , 2011.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 5. References to “we,” “us,” “our,” or the “Company” refer to InVivo Therapeutics Holdings Corp., the Nevada corporation, and its wholly-owned subsidiary InVivo Therapeutics Corporation, after giving effect to the Merger, unless otherwise stated or the context clearly indicates otherwise. The term “ITHC” refers to InVivo Therapeutics Holdings Corp. (f/k/a Design Source, Inc.), the Nevada corporation, before giving effect to the Merger, and the term “InVivo” refers to InVivo Therapeutics Corporation, the Delaware corporation, before giving effect to the Merger. All share amounts relating to our Common Stock contained in this prospectus give effect to a 2.02898 for 1 forward split of our shares of Common Stock, which was effected on October 22, 2010.

As the result of the Transactions (as defined below) and the change in business and operations of the Company from a shell company to a biotechnology company, a discussion of the past financial results of ITHC is not pertinent, and the financial results of InVivo, the accounting acquirer, are considered the financial results of the Company on a historical and going-forward basis.

The Merger and Related Transactions

On October 4, 2010, Design Source, Inc., a Nevada corporation (“DS”), entered into an agreement and Plan of Merger (the “Merger Agreement”) pursuant to which DS merged with its newly formed, wholly owned subsidiary, InVivo Therapeutics Holdings Corp. (“Merger Sub”), a Nevada corporation (the “ITHC Merger”). Upon the consummation of the ITHC Merger, the separate existence of Merger Sub ceased and DS, the surviving corporation in the ITHC Merger, became known as InVivo Therapeutics Holdings Corp. (“ITHC”). The sole purpose of the ITHC Merger was to effect a change of DS’s name. ITHC’s common stock was forward-split on a 2.02898 for 1 basis effective October 22, 2010.

On October 26, 2010 (the “Closing Date”), InVivo Therapeutics Acquisition Corp. (“Acquisition Corp.”), a wholly-owned subsidiary of ITHC, merged (the “Merger”) with and into InVivo Therapeutics Corporation, a Delaware corporation (“InVivo”). InVivo was the surviving corporation of that Merger. As a result of the Merger, ITHC acquired the business of InVivo, and will continue the existing business operations of InVivo, as a wholly-owned subsidiary.

Simultaneously with the Merger, on the Closing Date all of the issued and outstanding shares of InVivo common stock converted, on a 13.7706 for 1 basis, into shares of the Company’s common stock (“Common Stock”). Also on the Closing Date, all of the issued and outstanding options to purchase shares of InVivo common stock, and the issued and outstanding Bridge Warrants (as defined below) to purchase shares of InVivo common stock, converted, respectively, into options (the “New Options”) and new bridge warrants (the “New Bridge Warrants”) to purchase shares of our Common Stock. The number of shares of Common Stock issuable under, and the price per share upon exercise of, the New Options and the New Bridge Warrants were calculated based on the terms of the original options and warrants of InVivo, as adjusted by the conversion ratio in the Merger, which is described in the Merger Agreement. The New Options will be administered under InVivo’s 2007 Stock Incentive Plan, which the Company assumed and adopted on the Closing Date in connection with the Merger.

On the Closing Date, an aggregate of 31,647,190 shares of Common Stock were issued to former InVivo stockholders and options for the purchase of 5,915,557 shares of Common Stock and New Bridge Warrants for the purchase of 600,000 shares of Common Stock were issued to holders of outstanding InVivo options and warrants. The stockholders of ITHC before the Merger, without giving effect to the Offering (as defined below), retained 6,999,981 shares of Common Stock.

Concurrently with the closing of the Merger and in contemplation of the Merger (the “First Closing”) and in two subsequent closings on November 10, 2010 and December 3, 2010 (the “Additional Closings” and together with the First Closing, the “Closings”), the Company completed a private offering (the “Offering”) of 13,000,000 units of its securities (“Units”), at a price of $1.00 per Unit. Each Unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock. The warrants (the “Investor Warrants”) are exercisable for a period of five years at a purchase price of $1.40 per share of Common Stock. The Offering was made only to accredited investors, as defined under Regulation D, Rule 501(a). Upon the Closings, the investors in the Offering collectively purchased 13,000,000 Units for total cash consideration of $13,000,000, which includes the conversion of $504,597 of principal of, and accrued interest on, Bridge Notes (as defined below) and the Company received net proceeds after expenses of $10,914,044.

The Company paid Spencer Trask Ventures, Inc., its placement agent in the Offering (the “Placement Agent”), a commission of 10% of the funds raised from such investors in the Offering. In addition, the Placement Agent received a non-accountable expense allowance equal to 3% of the proceeds raised in the Offering as well as warrants to purchase a number of shares of Common Stock equal to 20% of the Common Stock and 20% of the Common Stock underlying the Investor Warrants sold to investors in the Offering. As a result of the foregoing arrangement, upon the Closings, the Placement Agent was paid commissions and expenses of $1,690,000 and was issued warrants to purchase (i) 2,600,000 shares of Common Stock at an exercise price of $1.00 per share and (ii) 2,600,000 shares of Common Stock at an exercise price of $1.40 per share. Neither the warrants nor the shares issuable upon exercise of the warrants issued to the Placement Agent have registration rights and such securities are not being registered on this registration statement. The warrants contain weighted average anti-dilution and immediate cashless exercise provisions. In September 2010, several related parties to the Placement Agent purchased an aggregate of 3,895,643 (post-split) shares of Common Stock from various shareholders of ITHC at an aggregate cost of $49,000.

Prior to the commencement of the Offering, InVivo completed a Bridge Financing, wherein it sold $500,000 in principal amount of its bridge notes (the “Bridge Notes”) and 36,310 bridge warrants (the “Bridge Warrants”) to accredited investors (the “Bridge Financing”). The Bridge Notes converted into 504,597 Units in the Offering. The 36,310 Bridge Warrants converted into 500,000 New Bridge Warrants, each exercisable at a price of $1.00 per share of Common Stock, upon the closing of the Merger. As consideration for identifying investors to participate in the Bridge Financing, the Placement Agent received Warrants from InVivo that were exchanged on the closing of the Merger for Warrants to purchase 100,000 shares of Common Stock at a price of $1.00 per share. The Placement Agent also received, upon conversion of the Bridge Notes, compensation in the same amount as it received for other Units sold in the Offering. The Merger, the Offering, the Bridge Financing and the related transactions are collectively referred to in this prospectus as the “Transactions.”

Immediately after the closing of the Merger, ITHC spun off its wholly-owned subsidiary, D Source Split Corp., a company organized under the laws of Nevada (“DSSC”). The split-off was accomplished through the sale of all outstanding shares of DSSC. In connection with the Split-Off, 14,747,554 (post-split) shares of Common Stock held by Peter Reichard, Lawrence Reichard and Peter Coker (the “Split-Off Shareholders”) were surrendered and cancelled without further consideration, other than the shares of DSSC. An additional 1,014,490 (post-split) shares of Common Stock were cancelled by a shareholder of ITHC for no additional consideration (the “Share Cancellation”). The assets and liabilities of ITHC were transferred to the Split-Off Shareholders in the Split-Off. The Company executed a split off agreement with the Split-Off Shareholders.

Offering by Selling Securityholders

All references herein to our shares of Common Stock give effect to a 2.02898 for 1 forward split of our shares of Common Stock, which we completed on October 22, 2010.

We are registering the following securities issued in connection with the Offering and Bridge Financing:

•	For resale by the selling securityholders, 12,848,600 shares of Common Stock purchased in the Offering;

•	For resale by the selling securityholders, 12,848,600 shares of Common Stock issuable upon exercise of the Investor Warrants that were acquired in the Offering; and

•	For resale by the selling securityholders, 350,000 shares of Common Stock issuable upon exercise of the New Bridge Warrants.

As of the date of this prospectus, each Investor Warrant and New Bridge Warrant is exercisable to purchase one share of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Investor Warrants and the New Bridge Warrants are subject to further adjustment in certain circumstances.

The exercise price of each Investor Warrant is $1.40. The Investor Warrants expire on varying dates up to December 3, 2015. There is a possibility that the warrants will never be exercised when in-the-money or otherwise, and that warrant holders will never receive shares or payment of cash in settlement of the warrants.

The Investor Warrants may be redeemed by us at any time our Common Stock trades above $2.80 for twenty consecutive days following the effectiveness of the registration statement covering the resale of the underlying Investor Warrant shares. The Investor Warrants can only be redeemed if this registration statement is effective at the time of the redemption notice.

The exercise price of each New Bridge Warrant is $1.00. The New Bridge Warrants expire on October 26, 2015. There is a possibility that the warrants will never be exercised when in-the-money or otherwise, and that warrant holders will never receive shares or payment of cash in settlement of the warrants. We do not have the right to redeem the New Bridge Warrants.

Common stock outstanding	51,647,171 shares as of January 19, 2011

Use of proceeds	We will not receive any of the proceeds from the sale of the securities being registered on behalf of the Selling Securityholders hereunder. We will receive the exercise price upon the exercise of any Investor Warrant or New Bridge Warrant.

OTC Bulletin Board symbol	NVIV

Risk factors	Investing in our Common Stock involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus.

Our principal business office is located at One Broadway, 14th Floor, Cambridge, Massachusetts 02142, and our telephone number is (617) 475-1520. Our website address is www.invivotherapeutics.com. Information contained on our website or any other website does not constitute part of this prospectus.

We will bear the expenses of registering these securities. The Selling Securityholders will pay the cost of any brokerage commissions and discounts, and all expenses incurred by them in connection with the resale of the securities. See “Plan of Distribution.”

We had 51,647,171 shares of Common Stock issued and outstanding as of January 19, 2011. Unless the context indicates otherwise, all share and per-share Common Stock information in this prospectus:

•	assumes no additional exercises of the Investor Warrants and New Bridge Warrants;

•	assumes no additional exercises of the Placement Agent’s warrants; and

•	excludes 5,915,557 shares underlying outstanding options under our 2007 Stock Incentive Plan.

RISK FACTORS

If you purchase our securities, you will assume a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained elsewhere in this prospectus. Any of the following risks, as well as other risks and uncertainties discussed in this prospectus, could have a material adverse effect on our business, financial condition, results of operations or prospects and cause the value of our securities to decline, which could cause you to lose all or part of your investment.

Risks Relating to Our Business and Our Industry

We have a limited operating history and it is difficult to predict our future growth and operating results.

We were incorporated in Nevada in April 2003 and have a limited operating history and limited operations and assets. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties encountered by companies in the early stage of development. As a development stage company, our development timelines have been and may continue to be subject to adjustments that could negatively affect our cash flow and ability to develop or bring products to market, if at all. Predicting our future operating and other results is extremely difficult, if not impossible.

Our prospects must be considered in light of inherent risks, expenses and difficulties encountered by all early stage companies, particularly companies in new and evolving markets. These risks include, by way of example and not limitation, unforeseen capital requirements, unforeseen technical problems, delays in obtaining regulatory approvals, failure of market acceptance and competition from foreseen and unforeseen sources.

We have not generated any revenues to date and have a history of losses since inception.

We have not generated any revenue to date and, through September 30, 2010, have incurred net losses of approximately $7,441,000 since inception. It can be expected that we will continue to incur significant operating expenses and continue to experience losses in the foreseeable future. As a result, we cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

We will need substantial additional funding to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

The development and approval to market and sell our product candidates will require a commitment of substantial funds, in excess of our current capital resources. Before we can market or sell any of our products, we will need to conduct costly and time-consuming research, which will include preclinical and clinical testing and regulatory approvals. We anticipate the amount of operating funds that we use will continue to increase along with our operating expenses over at least the next several years as we plan to bring our products to market. While we believe our current capital resources will satisfy our planned capital needs for at least 12 months, our future capital requirements will depend on many factors, including:

•	the progress and costs of our research and development programs, including our ability to develop our current portfolio of therapeutic products, or discover and develop new ones;

•	our ability, or our partners ability and willingness, to advance partnered products or programs;

•	the cost of prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	the progress, scope, costs, and results of our preclinical and clinical testing of any current or future products;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of manufacturing our product candidates;

•	expenses related to complying with Good Manufacturing Practice (“GMP”) manufacturing of product candidates;

•	costs of financing the purchases of additional capital equipment and development technologies;

•	competing technological and market developments;

•	our ability to establish and maintain collaborative and other arrangements with third parties to assist in bringing our products to market and the cost of such arrangements.

•	the amount and timing of payments or equity investments that we receive from collaborators and the timing and amount of expenses we incur;

•	costs associated with the integration of any new operation, including costs relating to future mergers and acquisitions with companies that have complementary capabilities;

•	expenses related to the establishment of sales and marketing capabilities for products awaiting approval or products that have been approved;

•	the level of our sales and marketing expenses; and

•	our ability to introduce and sell new products.

We cannot assure you that we will not need additional capital sooner than currently anticipated. We will need to raise substantial additional capital to fund our future operations. We cannot be certain that additional financing will be available on acceptable terms, or at all. In recent years, it has been difficult for companies to raise capital due to a variety of factors, which may or may not continue. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our Common Stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

Our products will represent new and rapidly evolving technologies.

Our proprietary spinal cord injury treatment technology depends on new, rapidly evolving technologies and on the marketability and profitability of our products. Approval by applicable regulatory agencies and commercialization of our spinal cord injury treatment technology could fail for a variety of reasons, both within and outside of our control. Furthermore, because there are no approved treatments for spinal cord injuries (“SCI”), the regulatory requirements governing this type of product may be more rigorous or less clearly established than for other analogous products.

We license our core technology from Children’s Medical Center Corporation (“CMCC”) and Massachusetts Institute of Technology (“MIT”), and we could lose our rights to this license if a dispute with CMCC or MIT arises or if we fail to comply with the financial and other terms of the license.

We license patents and core intellectual property from CMCC and MIT under the CMCC license. The CMCC license agreement imposes certain payment, milestone achievement, reporting, confidentiality and other obligations on us. In the event that we were to breach any of the obligations and fail to cure, CMCC would have the right to terminate the CMCC license agreement upon notice. In addition, CMCC has the right to terminate the CMCC license agreement upon the bankruptcy or receivership of the Company. The termination of the CMCC license would have a material adverse affect on our business, as all of our current product candidates are based on the patents and licensed intellectual property. If any dispute arises with respect to our arrangement with CMCC or MIT, such dispute may disrupt our operations and would likely have a material and adverse impact on us if resolved in a manner that is unfavorable to us.

We will face substantial competition.

The biotechnology industry in general is subject to intense competition and rapid and significant technological change. We have many potential competitors, including major drug companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of these competitors have significantly greater financial and technical resources than us, and superior experience and expertise in research and development, preclinical testing, designing and implementing clinical trials, regulatory processes and approvals, production and manufacturing, and sales and marketing of approved products.

Principal competitive factors in our industry include the quality and breadth of an organization’s technology; management of the organization and the execution of the organization’s strategy; the skill and experience of an organization’s employees and its ability to recruit and retain skilled and experienced employees; an organization’s intellectual property portfolio; the range of capabilities, from target identification and validation to drug and device discovery and development to manufacturing and marketing; and the availability of substantial capital resources to fund discovery, development and commercialization activities.

Large and established companies compete in the biotech market. In particular, these companies have greater experience and expertise in securing government contracts and grants to support their research and development efforts, conducting testing and clinical trials, obtaining regulatory approvals to market products, manufacturing such products on a broad scale and marketing approved products.

Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established biotech or other companies. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and registering subjects for clinical trials.

In order to effectively compete, we will have to make substantial investments in development, testing, manufacturing and sales and marketing or partner with one or more established companies. There is no assurance that we will be successful in having our products approved or gaining significant market share for any of our products. Our technologies and products also may be rendered obsolete or noncompetitive as a result of products introduced by our competitors.

We will require FDA approval before we can sell any of our products.

The development, manufacture and marketing of our products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, we must complete rigorous preclinical testing and extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product.

Our biopolymer scaffolding device is expected to be regulated as a Class III medical device by the FDA. The steps required by the FDA before our proposed medical device products may be marketed in the United States include performance of preclinical (animal and laboratory) tests; submissions to the FDA of an Investigational Device Exemption (“IDE”) which must become effective before human clinical trials may commence; performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product in the intended target population; performance of a consistent and reproducible manufacturing process intended for commercial use; Pre-Market Approval Application (“PMA”); and FDA approval of the PMA before any commercial sale or shipment of the product.

The processes are expensive and can take many years to complete, and we may not be able to demonstrate the safety and efficacy of our products to the satisfaction of such regulatory authorities. The start of clinical trials can be delayed or take longer than anticipated for many and varied reasons, many of which would be outside of our control. Safety concerns may emerge that could lengthen the ongoing trials or require additional trials to be conducted. Regulatory authorities may also require additional testing, and we may be required to demonstrate that our proposed products represent an improved form of treatment over existing therapies, which we may be unable to do without conducting further clinical studies. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved devices or drugs may not be approved, which could limit our potential revenues. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval. Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for our product candidates, the FDA and foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If our products are not approved, our ability to generate revenues will be limited and our business will be adversely affected.

We may experience delays in obtaining regulatory approval to commence our clinical trials and/or to sell our products.

Delays in, or failure to obtain, regulatory approval can be extremely costly in terms of lost sales opportunities, losing any potential marketing advantage of being early to market and increased trial costs.

We face the risks that our planned filing of an IDE to commence human trials may not be approved in a timely matter or at all, the results of our human clinical trials, if approved for commencement, may be inconsistent with the results obtained in preclinical studies, our animal trials or clinical trials of similar products, or that the results obtained in later phases of clinical trials may be inconsistent with those obtained in earlier phases. A number of companies in the biomedical and product development industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing.

Regulatory agencies may require us or our collaborators to delay, restrict or discontinue clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of such clinical trials. Any unanticipated costs or delays in our clinical studies could delay our ability to generate revenues and harm our financial condition and results of operations.

The results seen in animal testing of our product candidates may not be replicated in humans.

Although we have obtained some results from preclinical testing of our intended products in animals, we may not see positive results when any of our product candidates undergo clinical testing in humans in the future. Success in preclinical studies or completed clinical trials does not ensure that later studies or trials, including continuing preclinical studies and large-scale clinical trials, will be successful nor does it necessarily predict future results. The rate of failure is quite high, and many companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Product candidates may fail to show desired safety and efficacy in larger and more diverse patient populations in later stage clinical trials, despite having progressed through early stage trials. Negative or inconclusive results from any of our ongoing preclinical studies or clinical trials could result in delays, modifications, or abandonment of ongoing or future clinical trials and the termination of our development of a product candidate. Additionally, even if we are able to successfully complete clinical trials, the FDA still may not approve our product candidates.

Our products are in an early stage of development and we currently have no therapeutic products approved for sale. Our product candidates require additional research, development, testing, expert reviews and/or regulatory approvals before marketing. We may be unable to develop, obtain regulatory approval or market any of our product candidates. If our product candidates are delayed or fail, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

We currently do not sell any approved therapeutic products and do not expect to have any products commercially available for at least two years, if at all. We are subject to all of the uncertainties and complexities affecting an early stage biotechnology company. Our product candidates require additional research and development, preclinical testing, clinical testing and regulatory review and/or approvals clearances before marketing. Our strategy of using our technologies for the development of therapeutic products involves new approaches, some of which are unproven. To date, no one to our knowledge has developed or commercialized any therapeutic products using our technologies and we might never commercialize any product using our technologies and strategy. There are many reasons that our product candidates may fail or not advance to commercialization, including the possibility that our product candidates may be ineffective, unsafe or associated with unacceptable side effects; our product candidates may fail to receive the necessary regulatory approvals or otherwise fail to meet applicable regulatory standards; our product candidates may be too expensive to develop, manufacture or market; other parties may hold or acquire proprietary rights that could prevent us or our potential collaborators from developing or marketing our product candidates; physicians, patients, third-party payers or the medical community in general may not accept or use our contemplated products; our potential collaborators may withdraw support for or otherwise impair the development and commercialization of our product candidates; or others may develop equivalent or superior products.

If our current product candidates are delayed or fail, or we fail to successfully develop and commercialize new product candidates, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

Approval to promote, manufacture and/or sell our products, if granted, will be limited and subject to continuing review.

Even if a product gains regulatory approval, such approval is likely to limit the indicated uses for which it may be marketed, and the product and the manufacturer of the product will be subject to continuing regulatory review, including adverse event reporting requirements and the FDA’s general prohibition against promoting products for unapproved uses. Failure to comply with any post-approval requirements can, among other things, result in warning letters, product seizures, recalls, substantial fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue our business.

We also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered and we cannot provide assurance that newly discovered or developed safety issues will not arise following any regulatory approval. With the use of any treatment by a wide patient population, serious adverse events may occur from time to time that initially do not appear to relate to the treatment itself, and only if the specific event occurs with some regularity over a period of time does the treatment become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenues.

We will be required to obtain international regulatory approval to market and sell our products outside of the United States.

We intend to also have our product candidates marketed outside the United States. In order to market products in the European Union and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory agencies in other foreign countries. A failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions, including approval by the FDA. The failure to obtain regulatory approval in foreign jurisdictions could harm our business.

We will depend upon strategic relationships to develop, exploit and manufacture our products.

The near and long-term viability of our products will depend in part on our ability to successfully establish new strategic collaborations with biotechnology companies, hospitals, insurance companies and government agencies. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. If we fail to establish a sufficient number of collaborations on acceptable terms, we may not be able to commercialize our products or generate sufficient revenue to fund further research and development efforts.

Even if we establish new collaborations, these relationships may never result in the successful development or commercialization of any product candidates for several reasons both within and outside of our control.

We will require quantities of manufactured product and may require third party manufacturers to fulfill some of our inventory requirements.

Completion of our clinical trials and commercialization of our products will require access to, or development of, facilities to manufacture a sufficient supply of our product or other product candidates. If we are unable to manufacture our products in commercial quantities, then we will need to rely on third parties. These third-party manufacturers must also receive FDA approval before they can produce clinical material or commercial products. Our products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority. In addition, we may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. Failure by us to manufacture products on a timely basis for clinical trials or for commercial needs will have a material adverse affect on us.

There are a limited number of suppliers that can provide materials to us.

We may rely on third-party suppliers and vendors for some of the materials used in the manufacture of our products or other of our product candidates. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption could negatively affect our operations.

We will rely upon third parties for laboratory testing, animal and human studies.

We have been and will continue to be dependent on third-party contract research organizations to conduct some of our laboratory testing, animal and human studies. If we are unable to obtain any necessary testing services on acceptable terms, we may not complete our product development efforts in a timely manner. If we rely on third parties for laboratory testing and/or animal and human studies, we may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing activities on schedule or when we request. We may not be able to secure and maintain suitable contract research organizations to conduct our laboratory testing and/or animal and human studies. We are responsible for confirming that each of our clinical trials is conducted in accordance with our general plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates.

We may have product liability exposure.

We will have exposure to claims for product liability. Product liability coverage is expensive and sometimes difficult to obtain. We may not be able to obtain or maintain insurance at a reasonable cost. There can be no assurance that existing insurance coverage will extend to other products in the future. Any product liability insurance coverage may not be sufficient to satisfy all liabilities resulting from product liability claims. A successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable items, if at all. Even if a claim is not successful, defending such a claim would be time-consuming and expensive, may damage our reputation in the marketplace, and would likely divert management’s attention.

Our products are new and will require market acceptance.

Even if we receive regulatory approvals for the commercial sale of our product candidates, the commercial success of these product candidates will depend on, among other things, their acceptance by physicians, patients, third party payers such as health insurance companies and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product that we may develop and commercialize will depend on many factors, both within and outside of our control. If our product candidates do not become widely accepted by physicians, patients, third party payers and other members of the medical community, our business, financial condition and results of operations would be materially and adversely affected.

Physicians and hospitals will require training in order to utilize our products.

Our products have not been utilized in the past for SCI treatment. As is typical in the case of a new and rapidly evolving technology or medical treatment, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. In addition, physicians and hospitals will need to establish training and procedures to utilize and implement our products. There can be no assurance that these parties will adopt our products or that they develop sufficient training and procedures to properly utilize our products.

Our success will depend upon the level of third party reimbursement for the cost of our products to users.

Our successes may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payers such as government health administration authorities, private health insurers, managed care programs, and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators, and third-party health care payers to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that we or our collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for us to continue our business or for realization of an appropriate return on investment in product development.

We will be subject to environmental, health and safety laws.

We are subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and humans, emissions and wastewater discharges, and the use and disposal of hazardous or potentially hazardous substances used in connection with our research, including infectious disease agents. We also cannot accurately predict the extent of regulations that might result from any future legislative or administrative action. Any of these laws or regulations could cause us to incur additional expense or restrict our operations.

Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

Our products could be subject to claims for patent infringement.

Our success in large part depends on our ability to maintain the proprietary nature of our licensed technology and trade secrets. To do so, we and our licensors must prosecute and maintain existing patents, obtain new patents and pursue trade secret and other intellectual property protection. We also must operate without infringing the proprietary rights of third parties or allowing third parties to infringe our rights. Our research, development and commercialization activities, including any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents owned by third parties and to which we do not hold licenses or other rights.

There may be rights that we are not aware of, including applications that have been filed but not published that, when issued, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or biologic treatment candidate that is the subject of the suit.

In addition, competitors may infringe our patents or the patents of our collaborators or licensors. As a result, we may be required to file infringement claims to counter infringement for unauthorized use. This can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent licensed or owned by us is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our licensed or owned patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our licensed or owned patents at risk of being invalidated or interpreted narrowly and could put our licensed or owned patent applications at the risk of not issuing.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our trade secrets or other confidential information could be compromised by disclosure during this type of litigation.

We will rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements, license agreements and technical measures to protect our proprietary rights.

We will rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements, license agreements and technical measures to protect our proprietary rights. There can be no assurance that any of our patents, means and methods won’t infringe on the intellectual property rights of others. In addition, some of our proprietary information may not be patentable, and there can be no assurance that others will not utilize similar or superior solutions to compete with us. We cannot guarantee that we will develop proprietary products and services or processes that are patentable, and that if issued, any patent will give a competitive advantage or that such patent will not be challenged by third parties, or that the patents of others will not have a material adverse effect on our ability to do business. We intend to register certain trademarks in, or claim certain trademark rights in, the United States and/or foreign jurisdictions. We cannot assure you that our means of protecting our proprietary rights will suffice or that our competitors will not independently develop competitive technology or duplicate processes or design around patents or other intellectual property rights issued to us.

Our ability to raise capital as required may be difficult given the current condition of the capital and credit markets.

We are likely in the future to seek to access the capital markets for our capital needs. Traditionally, biotech companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets over the past few years have severely restricted raising new capital and have affected companies’ ability to continue to expand or fund existing research and development efforts. We will require significant capital beyond our current resources for research and development for our product candidates and clinical trials. The general economic and capital market conditions, both in the United States and worldwide have deteriorated significantly and will adversely affect our access to capital and may increase the cost of capital. If these economic conditions continue or become worse, our future cost of equity or debt capital and access to the capital markets could be adversely affected.

We are dependent on our management and other key personnel.

We depend on our senior executive officers as well as key scientific and other personnel. The loss of any of these individuals could harm our business and significantly delay or prevent the achievement of research, development or business objectives. Competition for qualified employees is intense among biotechnology companies, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees could hinder our ability to successfully develop marketable products.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled scientific, technical, marketing, managerial and financial personnel. Although we will seek to hire and retain qualified personnel with experience and abilities commensurate with our needs, there is no assurance that we will succeed despite our collective efforts. The loss of the services of any of the principal members of our management or other key personnel could hinder our ability to fulfill our business plan and further develop and commercialize our products and services. Competition for personnel is intense, and any failure to attract and retain the necessary technical, marketing, managerial and financial personnel would have a material adverse effect on our business, prospects, financial condition and results of operations. Although we presently do not maintain “key person” life insurance policies on any of our personnel, we are currently in the process of obtaining key man insurance on Frank Reynolds, our Chairman, Chief Executive Officer and Chief Financial Officer.

Risks Related to Investment in Our Securities

Our securities are “Penny Stock” and subject to specific rules governing their sale to investors.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for our shareholders to sell shares of our Common Stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

An active public market for our Common Stock may not develop.

The market price of our Common Stock has fluctuated significantly, and is likely to continue to be highly volatile. To date, the trading volume in our Common Stock has been relatively low and significant price fluctuations can occur as a result. An active public market for our Common Stock may not continue to develop or be sustained. If the low trading volumes experienced to date continue, such price fluctuations could occur in the future and the sale price of our Common Stock could decline significantly. Investors may therefore have difficulty selling their shares.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial. In addition, we will incur substantial expenses in connection with the preparation of this Registration Statement and related documents with respect to the registration of resales of the Common Stock sold in the Offering.

We do not currently have a separate Chief Financial Officer.

We do not currently have a separate Chief Financial Officer. Our Chief Executive Officer is also functioning as our Chief Financial Officer. Although we are currently seeking to retain a Chief Financial Officer, there can be no assurance we will be able to retain a suitable candidate on acceptable terms.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our Common Stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of Common Stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

Even though the assets and liabilities of our predecessor company, Design Source, Inc. were transferred to the Split-Off Shareholders in the Split-Off and were not assumed by ITHC, there can be no assurance that we will not be liable for any or all of such liabilities. Any such liabilities of ITHC that survive the Split-Off could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

The transfer of the operating assets and liabilities to DSSC, coupled with the Split-Off of DSSC, will result in taxable income to us in an amount equal to the difference between the fair market value of the assets transferred and ITHC’s tax basis in the assets. Any gain recognized, to the extent not offset by our net operating loss carryforward, if any, will be subject to federal income tax at regular corporate income tax rates.

InVivo’s Convertible Notes converted into common stock based on valuations pursuant to the terms of the Convertible Notes. InVivo cannot guarantee that all holders of the Convertible Notes will agree with the valuation used for conversion.

Prior to the Offering, InVivo sold an aggregate of $4,181,000 of Convertible Notes to investors. These Convertible Notes, by their terms, all converted into InVivo common stock prior to the consummation of the Transactions. The Convertible Notes provide for conversion based on a company-determined valuation as stipulated per the provisions of the Convertible Notes. While InVivo is of the belief that it properly valued the conversion valuation for the Convertible Notes pursuant to their terms, there can be no assurance that InVivo was correct in such assessment. To date, certain investors have disputed InVivo’s conversion valuation methodology and one investor has threatened to sue us based upon the conversion valuation. There can be no assurance that other investors who purchased Convertible Notes will not also dispute the valuation or commence litigation against InVivo.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our Common Stock.

The price of our Common Stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of developments by us or our competitors;

•	the timing of IDE approval, the completion and/or results of our clinical trials;

•	regulatory actions regarding our products;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products by us or our competitors;

•	sales of our Common Stock or other securities in the open market; and

•	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our Common Stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of Common Stock may create downward pressure on the trading price of the Common Stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our Common Stock are currently traded on the OTC Markets.

Our Common Stock is controlled by insiders.

Our officers and directors beneficially own approximately 35% of our outstanding shares of Common Stock. Such concentrated control of us may adversely affect the price of our Common Stock. Investors who acquire Common Stock may have no effective voice in the management of the Company. Sales by insiders or affiliates of the Company, along with any other market transactions, could affect the market price of our Common Stock.

Anti-takeover effects of certain provisions of Nevada state law may discourage or prevent a takeover.

In the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has less than 200 stockholders.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

We have never declared any cash dividends and do not expect to declare any in the near future.

We have never paid cash dividends on our Common Stock. It is currently anticipated that we will retain earnings, if any, for use in the development of our business and we do not anticipate paying any cash dividends in the foreseeable future.

The Investor Warrants may be redeemed on short notice, which may have an adverse effect on the Common Stock price.

Once the registration statement of which this prospectus is a part becomes effective, we may redeem the Investor Warrants on 30 days’ notice at any time after the date on which the last reported sale price per share of our Common Stock as reported by the principal exchange or trading facility on which our Common Stock trades equals or exceeds $2.80 for twenty consecutive trading days. If we give notice of redemption, holders of our Investor Warrants will be forced to sell or exercise the Investor Warrants they hold or accept the redemption price. The notice of redemption could come at a time when, under specific circumstances or generally, it is not advisable or possible for holders of our warrants to sell or exercise the Investor Warrants they hold.

While the Investor and New Bridge Warrants are outstanding, it may be more difficult to raise additional equity capital.

During the term that the Investor Warrants and New Bridge Warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our Common Stock. In addition, the New Bridge Warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to our ability to raise sufficient capital to finance our planned operations, market acceptance of our technology and product offerings, our ability to attract and retain key personnel, our ability to protect our intellectual property, and estimates of our cash expenditures for the next 12 to 36 months. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We may receive gross proceeds of up to $18,700,000, before deducting expenses estimated at $20,000, from the exercise of the Investor Warrants and New Bridge Warrants. We will retain discretion over the use of the net proceeds we may receive from this offering, but we currently intend to use such proceeds, if any, for general corporate and for working capital purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends. We do not intend to pay cash dividends on our Common Stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of cash dividends if any, on the Common Stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

CAPITALIZATION

The following table sets forth the Company’s capitalization as of September 30, 2010 on an actual basis and the Company’s capitalization on a pro-forma basis after giving effect to:

•	The completion of the sale of 13,000,000 Units in the private placement and the application of the net proceeds received (including the conversion of the $500,000 of Bridge Notes).

•	The retention of 6,999,981 shares of Common Stock by the existing shareholders.

•	The issuance of 31,647,190 shares to InVivo stockholders in exchange for their issued and outstanding shares of InVivo capital stock in connection with the Merger.

•	The exercise of all outstanding Investor Warrants and New Bridge Warrants at $1.40 per warrant and $1.00 per warrant, respectively.

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” as well as the financial statements and related notes included in this registration statement.

	September 30, 2010
Capitalization Table	Actual	Pro-Forma As Adjusted, Giving effect to the issuance of Common Stock and Warrants	Pro-Forma As Adjusted, Giving effect to the issuance of Common Stock and the Exercise of Warrants
Loans payable	$500,000	$—	$—
Convertible notes payable	396,235	—	—
Warrant liability	229,921	6,501,706	—

Stockholders’ equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized, 51,647,171 issued and outstanding as adjusted giving effect for the issuance of Common Stock and 65,147,171 as adjusted giving effect for Common Stock and Warrants (Note 1)	2,262	516,472	651,472
Additional paid-in capital	6,384,502	10,512,551	35,559,257
Deficit accumulated during the development stage	(7,440,636)	(7,440,636)	(7,440,636)

Total stockholders’ equity	(1,053,872)	3,588,387	28,770,093

Total Capitalization	$72,284	$10,090,093	$28,770,093

Note 1-The adjusted number of shares outstanding above is unaudited and reflects the sale of 13,000,000 units and the consummation of the Merger and the subsequent exercise of 13,000,000 Investor Warrants and 500,000 New Bridge Warrants.

DILUTION

Dilution from the Sale of Units

Dilution is the amount by which the price per share of Common Stock paid by investors acquiring Units in the Offering exceeded the pro forma book value per share of Common Stock immediately after the Closings. The pro forma net book value per share of Common Stock represents our total assets less total liabilities, divided by the number of shares of Common Stock outstanding.

The net book value of the Common Stock as of September 30, 2010(1) was approximately ($1,053,872) or ($0.03) per share, after giving effect to the Stock Split, the Split-Off, and the Common Stock issued to stockholders of InVivo in the Merger.

Assuming the 13,000,000 Units sold in the Offering at $1.00 per Unit were issued on September 30, 2010, raising $13,000,000 of gross proceeds and 13,000,000 shares of Common Stock were issued, after deducting estimated offering expenses of $2,085,956, and $6,501,704 which was allocated to warrant derivative liability, the adjusted net tangible book value as of September 30, 2010 would have been $3,588,387, or $0.07 per share. This represents an immediate increase in net tangible book value to existing stockholders of $0.10 per share. The $1.00 purchase price paid in the Offering significantly exceeded the net tangible book value per share. Accordingly, new investors who purchased Units in the Offering suffered an immediate dilution of their investment in the shares of Common Stock underlying such purchase of $0.93 per share.

The following table illustrates this per share dilution(1):

Purchase price per Unit of the Offering		$1.00
Pro-forma book value per share as of September 30, 2010	(0.03)
Increase per share attributable to the sale of Units in the Offering	0.10

Pro-forma as adjusted net book value per share after the Offering		$0.07

Dilution per share to new investors after this offering		$0.93

(1)	The calculations set forth above are unaudited, pro forma calculations that have been derived from the InVivo unaudited financial statements as of September 30, 2010.

Dilution Upon the Exercise of the Investor and Bridge Warrants

Assuming that in addition to the sale of the Units in the table above, the 13,000,000 Investor Warrants and the 500,000 Bridge Warrants were subsequently exercised, the following table illustrates this per share dilution(1):

Purchase price per Unit of the Offering		$1.00
Pro-forma book value per share as of September 30, 2010	(0.03)
Increase per share attributable to sale of Units in the Offering and the Exercise of the Investor and the Bridge Warrants	0.47

Pro-forma as adjusted net book value per share after the Offering		$0.44

Dilution per share to new investors after this offering		$0.56

(1)	The calculations set forth above are unaudited, pro forma calculations that have been derived from the InVivo unaudited financial statements as of September 30, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with our consolidated financial statements and accompanying notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

As the result of the Transactions and the change in business and operations of the Company from a shell company to a biotechnology company, a discussion of the past financial results of ITHC is not pertinent, and the financial results of InVivo, the accounting acquirer, are considered the financial results of the Company on a historical and going-forward basis.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis should be read in conjunction with InVivo’s historical financial statements and the related notes. The management’s discussion and analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

The discussion and analysis of InVivo’s financial condition and results of operations are based on InVivo’s financial statements, which InVivo has prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires InVivo to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, InVivo evaluates such estimates and judgments, including those described in greater detail below. InVivo bases its estimates on historical experience and on various other factors that InVivo believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Critical Accounting Policies and Estimates

Our financial statements, which appear at page F-1, have been prepared in accordance with accounting principles generally accepted in the United States, which require that the Company make certain assumptions and estimates and, in connection therewith, adopt certain accounting policies. Our significant accounting policies are set forth in Note 2 to our financial statements. Of those policies, we believe that the policies discussed below may involve a higher degree of judgment and may be more critical to an accurate reflection of our financial condition and results of operations.

Stock-Based Compensation

Stock options are generally granted with an exercise price at market value at the date of the grant. The stock options generally expire ten years from the date of grant. Stock option awards vest upon terms determined by the Board of Directors.

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock-based award.

The fair value of InVivo common stock has been determined based on a number of factors including the stage of development of the Company, the value of the Company’s common stock sold to outside investors and the market value of other medical device companies in a similar stage of development.

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Due to its limited operating history and limited number of sales of its common stock, the Company estimated its volatility in consideration of a number of factors including the volatility of comparable public companies. The Company uses historical data, as well as subsequent events occurring prior to the issuance of the financial statements, to estimate option exercise and employee termination within the valuation model. The expected term of options granted under the Company’s stock plans is based on the average of the contractual term (generally 10 years) and the vesting period (generally 48 months) as permitted under SEC Staff Accounting Bulletin Nos. 107 and 110. The risk-free rate is based on the yield of a U.S. Treasury security with a term consistent with the option.

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model:

	September 30, 2010	December 31, 2009
	(unaudited)
Risk-free interest rate	2.89%	2.68%
Expected dividend yield	0%	0%
Expected term (employee grants)	6.25 years	6.25 years
Expected volatility	49.42%	50.10%

We review our financial reporting and disclosure practices and accounting policies on an ongoing basis to ensure that our financial reporting and disclosure system provides accurate and transparent information relative to the current economic and business environment. As part of the process, the Company reviews the selection, application and communication of critical accounting policies and financial disclosures. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires that our management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review our estimates and the methods by which they are determined on an ongoing basis. However, actual results could differ from our estimates.

Derivative Warrant Liability

Certain of our issued and outstanding warrants to purchase Common Stock contain anti-dilution provisions. These warrants do not meet the requirements for classification as equity and are recorded as derivative warrant liabilities. We use valuation methods and assumptions that consider among other factors the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates consistent with those discussed in Stock-Based Compensation above in estimating the fair value for the warrants considered to be derivative warrant liabilities. Such derivative warrant liabilities are initially recorded at fair value, or relative fair value when issued with other instruments, with subsequent changes in fair value charged (credited) to operations in each reporting period. The fair value of the derivative warrant liability is most sensitive to changes in the fair value of the underlying Common Stock and the estimated volatility of our Common Stock.

Results of Operations

Research and development expenses consist primarily of payments to contract R&D companies and payroll. General and administrative expenses consist primarily of payroll, rent and professional services.

Comparison of the three months ended September 30, 2010 and 2009

Research and Development Expenses

Research and development expenses decreased by $160,000, from $485,000 in 2009 to $325,000 in 2010. The decrease is primarily attributable to a reduction in costs of pre-clinical studies.

General and Administrative Expenses

General and administrative expenses increased by $276,000, from $148,000 in 2009 to $424,000 in 2010. The increase is primarily attributable to an increase in stock compensation expense of $85,000 and increases in rent, salary and benefit costs.

Interest expense

Interest expense decreased by $27,000 from $64,000 in 2009 to $37,000 in 2010. The decrease is attributable to the conversion of the convertible notes payable in March 2010 and the reversal of accrued interest of $24,000 in the third quarter of 2010 for interest expenses that was accrued on convertible notes as of June 30, 2010 that was not paid.

Derivative Loss

Derivative loss totaled $51,000 for the three months ended September 30, 2010 and reflects the change in the fair value of derivative warrant liabilities during the period.

Comparison of nine months ended September 30, 2010 and 2009

Research and Development Expenses

Research and development expenses decreased by $325,000, from $1,275,000 in 2009 to $950,000 in 2010. The decrease is primarily attributable to a reduction in costs of pre-clinical studies.

General and Administrative Expenses

General and administrative expenses increased by $516,000 from $459,000 in 2009 to $975,000 in 2010. The increase is primarily attributable to an increase in stock compensation expense of $312,000 and increases in rent, salaries and benefits.

Interest expense

Interest expense increased by $97,000 from $188,000 in 2009 to $285,000 in 2010. The increase is due to an increase in the amount of debt outstanding in 2010 as compared to 2009 and non-cash interest expense of $45,000 associated with the $500,000 convertible bridge note financing.

Derivative Loss

Derivative loss totaled $51,000 for the nine months ended September 30, 2010 and reflects the change in the fair value of derivative warrant liabilities during the period.

Financial Condition, Liquidity and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage.

Since inception, the Company incurred negative cash flows from operations. The Company has financed its operations primarily through the sale of equity-related securities. At September 30, 2010, the accumulated deficit was $7,441,000 and the stockholders’ deficit was $1,054,000.

At September 30, 2010, we had total current assets of $143,000 and current liabilities of $918,000, resulting in a working capital deficit of $775,000. At September 30, 2010, the Company had total assets of $364,000 and total liabilities of $1,418,000, resulting in a stockholders’ deficit of $1,054,000.

Net cash used by operating activities for the nine months ended September 30, 2010 was $1,749,000. The Company raised $1,000,000 of cash from the sale of equity and $700,000 from the issuance of convertible and bridge notes in the nine months ended September 30, 2010.

At September 30, 2010, the Company had cash of $62,000. The Company will need substantial additional capital to complete its clinical trials, obtain marketing approvals and commercialize its products.

In October, November and December 2010, the Company completed a private placement of 13,000,000 units of its securities for total gross proceeds of $13,000,000 (including the conversion of $504,597 of Bridge Notes) and net proceeds of $10,914,000.

BUSINESS

We were incorporated on April 2, 2003, to offer a comprehensive supply of, market and distribute commercial upholstery, drapery, bedspread, panel, and wall covering fabrics to the interior designer industry and individual retail customers on our proprietary Internet website.

We subsequently determined that we could not continue with our intended business operations because of a lack of financial results and resources. We redirected our focus towards identifying and pursuing options regarding the development of a new business plan and direction. On October 26, 2010, we acquired the business of InVivo, and are continuing the existing business operations of InVivo as a wholly-owned subsidiary.

InVivo was incorporated on November 28, 2005. InVivo was founded to develop and commercialize groundbreaking technologies for the treatment of spinal cord injuries (“SCI”). InVivo’s proprietary technology was co-invented by Robert S. Langer, ScD, Professor at Massachusetts Institute of Technology and Joseph P. Vacanti, MD, affiliated with Massachusetts General Hospital. The intellectual property rights that are the basis for our products are licensed under an exclusive, world-wide license from Children’s Medical Center Corporation (“CMCC”) and Massachusetts Institute of Technology (“MIT”).

We intend to create a new paradigm of care for SCI. Current treatments consist of a collection of approaches that only focus on symptoms of SCI. To date, we are not aware of any product on the market that addresses the underlying pathology of SCI.

Currently, there are no successful spinal cord injury treatment options for SCI patients. We take a novel approach to SCI and focus on protection of the spinal cord and prevention of secondary injury rather than regeneration. Our platform technologies focus on minimizing tissue damage sustained following acute injury and promoting neural plasticity of the spared healthy tissue, which may result in full or partial functional recovery. The technologies encompass multiple strategies involving biomaterials, U.S. Food & Drug Administration (“FDA”) approved drugs, growth factors, and human neural stem cells (“hNSCs”). We believe our approach could very likely become a standard treatment for both acute and chronic SCI.

The Technology

We intend to leverage our primary platform technology to deliver three products to the market as follows:

1.	A biocompatible polymer scaffolding device to treat acute wound SCI.

2.	A biocompatible hydrogel for local controlled release of methylprednisolone to treat acute SCI.

3.	A biocompatible polymer scaffolding device seeded with autologous hNSCs to treat acute and chronic SCI.

Our products are biopolymer-based devices that are surgically implanted or injected into the lesion created during traumatic injury, or the “primary injury”. These scaffolding products protect the damaged spinal cord by mitigating the progression of “secondary injury” resulting from the body’s inflammatory and immune response to injury, and promote neuroplasticity, a process where functional recovery may occur through the rerouting of signaling pathways to the spared healthy tissue. Achieving these results is essential to the recovery process, as secondary injury can significantly worsen the immediate damage sustained during trauma. The additional damage dramatically reduces patient quality of life post-SCI.

Additional applications of our platform technologies include the potential treatment for, spinal cord injury following tumor removal, peripheral nerve damage, and postsurgical treatment of any transected nerve. Furthermore, because our first product is an acellular and drug-free medical device, we expect the regulatory approval timeline may require just one year patient follow-up.

Market Opportunity

As we are aware of no current products on the market to achieve the therapeutic benefit expected with our device, we believe that our market opportunity is significant. By 2011, based on the Company’s estimates, the total addressable market for acute SCI will be approximately $10.4 billion annually based on multiplying the global incidence rate by an anticipated global price per unit of $44,000. Since 1973, the National Spinal Cord Injury Statistical Center (“NSCISC”) at the University of Alabama has been commissioned by the US government to maintain a national database of SCI statistics. The NSCISC has projected an annual SCI incidence growth rate of 1% due to a growing US population and escalated societal risks that include faster highway speed limits, expanding participation in extreme sports, and increased gun ownership.

In the United States:

•	Approximately 1,275,000 people are currently living with paralysis due to SCI.

•	An additional 12,000 individuals will become fully or partially paralyzed this year alone.

Globally:

•	Over 5,200,000 people are living with spinal cord injuries,

•	More than 167,000 individuals will become fully or partially paralyzed this year alone.

The financial impact of SCI, as reported by the NSCISC, is enormous:

•	During the first year, “cost of care” ranges from $244,562 to $829,843, depending on the severity.

•	The net present value (“NPV”) to maintain a quadriplegic injured at age 25 for life is $3,273,270.

•	The NPV to maintain a paraplegic injured at age 25 for life is $1,093,669.

Sources: Christopher & Dana Reeve Foundation, and National Spinal Cord Injury Statistical Center. “One Degree of Separation: Paralysis and Spinal Cord Injury in the United States” 2010.

These costs place a tremendous financial burden on families, insurance providers, and government agencies. Moreover, despite all financial investment, the patient remains disabled for life since current medical interventions address only the symptoms of SCI rather than the underlying neurological cause.

TABLE 1. COST OF CARE FOR AN SCI PATIENT

	AVERAGE YEARLY EXPENSES (in 2009 dollars)		ESTIMATED LIFETIME COSTS BY AGE AT INJURY (NPV, Discounted at 2%)
SEVERITYOF INJURY	First Year	Each Subsequent Year	25 Years Old	50 Years Old
High Tetraplegia (C1-C4)	$829,843	$148,645	$3,273,270	$1,926,992
Low Tetraplegia (C5-C8)	$535,877	$60,887	$1,850,805	$1,172,070
Paraplegia	$303,220	$30,855	$1,093,669	$745,951
Incomplete Motor Functional at Any Level	$244,562	$17,139	$729,560	$528,726

Source: National Spinal Cord Injury Statistical Center; February 2010 edition of “Spinal Cord Injury Facts and Figures at a Glance.” All figures in US Dollars.

Note: tetraplegia is paralysis in the arms, legs and trunk of the body below the level of the spinal cord injury; paraplegia is paralysis of the lower part of the body including the legs.

Creating a New Paradigm for SCI Treatment

We intend to create a new paradigm for treating SCI. Current methods consist of a collection of approaches that only focus on symptoms of SCI. To date, we are not aware of any product on the market that addresses the underlying pathology of SCI.

Our goal is to create a new paradigm for care by changing the way physicians treat SCI. Our technology aims to protect the spinal cord and minimize secondary injury that causes cell death while promoting neural plasticity of the spared healthy tissue, something no other product on the market is designed to do. Our products, if approved for commercialization, will be a new therapeutic class of products and will not compete with current treatment options (i.e. spinal fixation devices). Rather, it is expected that they will be complementary to these products, and the combination may create the best clinical outcome.

Our Planned First Product: A Scaffolding Device to Treat SCI

SCI involves not only initial cell death at the lesion due to mechanical impact but also a devastating secondary injury pathology that persists for several weeks (Figure 1). We are focused on preventing this secondary cascade of cell death and promoting the subsequent repair and recovery processes.

FIGURE 1. PROGRESSION OF SECONDARY INJURY (DAYS 2-30 POST-INJURY) (Fleming et al. 2006)

Our first product is a novel surgical device, designed for implantation into the lesion to treat acute open-wound SCI (Figure 2). Our recent results in primate studies are extremely promising. The scaffold was developed from polylactic-co-glycolic acid (“PLGA”), a biodegradable and biocompatible polymer, which is approved by the FDA for applications such as surgical sutures (Dolphin sutures and Ethicon sutures), drug delivery (Lupron Depot and Sandostatin LAR Depot), and tissue engineering (Dermagraft). This device degrades naturally inside the body over a desired time period to maximize efficacy without requiring subsequent removal.

FIGURE 2. SCAFFOLD IMPLANTED INTO SCI LESION

In preventing the cascading inflammatory response or secondary injury, our device is designed to perform four functions:

1.	Fill the necrotic lesion to minimize secondary injury, which may occur by inhibiting cell-cell signaling via inflammatory cytokines.

2.	Bridge the gap formed by the lesion, providing a matrix designed to promote regrowth and reorganization of neural elements (neurons and neurites).

3.	Act as a synthetic extracellular matrix, with the goal of promoting survival of surrounding neurons.

4.	Reduce scar formation (astrogliosis).

Our Polymer Technology Differentiator

We intend to introduce the first biodegradable polymer scaffold without any other FDA regulated components for SCI treatment. The current cell and drug-free nature of our implantable device is expected to expedite our regulatory approval timelines. The device will be customized to fit inside a patient-specific lesion.

Our Planned Second Product: Local Controlled Release Drug Delivery

Our second intended product is an injectable hydrogel designed to counteract the inflammatory environment that results during a secondary injury from a closed-wound SCI where further cell death occurs. The hydrogel is designed to release drugs over at least 10 days in order to synchronize the rate of delivery to match the period in which the inflammatory response peaks during secondary injury. While the hydrogel could incorporate other hydrophilic drugs or therapeutic agents that counteract secondary injury, promote neuroplasticity or support endogenous repair mechanisms, our second product is designed to deliver the anti-inflammatory steroid methylprednisolone sodium succinate. Methylprednisolone sodium succinate is FDA-approved, and is currently a treatment option for SCI. However, high-dose intravenous administration of the drug can result in harmful systemic side effects, including increased risks of pneumonia, sepsis and mortality. By precisely controlling the release of methylprednisolone at the site of injury, we hypothesize that therapeutically effective doses can be delivered to the point of inflammation while mitigating the risk of harmful systemic side effects.

Our Planned Third Product: Polymer Scaffold Seeded with Autologous Human Neural Stem Cells

Our third intended product extends the biopolymer platform technology to treat both acute closed-wound and chronic SCI patients by seeding the patient’s own stem cells onto the scaffold and then inserting the scaffold into the injured spinal cord. The scaffold acts as a synthetic extracellular matrix on which cells can be transplanted.

Our third product is intended to counteract the pathophysiology of SCI by:

1.	Replacing lost cells of the spinal cord.

2.	Activating endogenous regenerative processes such as the formation of new synapses and axonal sprouting based on molecules the stem cells produce.

PRE-CLINICAL RESULTS IN ANIMALS

We have demonstrated the proof of concept for our SCI therapy in primate and rodent animal models.

Seminal Rodent Study — 2002

The first animal study for our promising technology was performed in 2002 and published in the Proceedings of the National Academy of Sciences (PNAS, 2002, vol.99, no.5, 3024-9). The implemented scaffold was designed to mimic the cellular architecture of the inner ‘grey’ matter and outer ‘white’ matter of the spinal cord (Figure 3).

FIGURE 3 (a) SCHEMATIC OF THE SCAFFOLD SHOWING INNER AND OUTER ARCHITECTURE. (b and c) INNER SCAFFOLDS SEEDED WITH HNSC (SCALE: 200 µM AND 50 µM, RESPECTIVELY). THE OUTER SECTION OF THE SCAFFOLD CONTAINS LONG, AXIALLY ORIENTED PORES FOR AXONAL GUIDANCE AS WELL AS RADIAL PORES TO ALLOW FLUID TRANSPORT WHILE INHIBITING THE IN-GROWTH OF SCAR TISSUE (SCALE: 100 µM). (e) SCHEMATIC OF SURGICAL INSERTION OF THE IMPLANT INTO THE SPINAL CORD.

The study demonstrated the impact of our polymer-alone device (first product) and our polymer with hNSC device (third product) in treating SCI (Figure 5). The hNSCs augment the polymer scaffolding treatment. The study also demonstrated that stem cells injected into the lesion without our proprietary scaffold do not exert a therapeutic effect. Comparable to the adhesion of cells to the body’s extracellular matrix, it is thought that the scaffolding device is necessary for the hNSCs to survive and function following transplantation.

Basso-Beattie-Bresnahan (“BBB”) scoring was used to evaluate open-field locomotion at one day post-surgery and weekly time points over the course of six weeks post-injury. Results from the PLGA scaffold configured to treat SCI showed functional locomotive improvement as early as two weeks post injury. While the study was stopped at the end of either week 8 or week 10, rodents were kept for over one year. Over this period, the subjects demonstrated sustainable functional recovery, and they exhibited no adverse pathological reactions to the product. Since the rat has an average lifespan of two years, we believe that the follow-up timeframe of over one year demonstrates the viability of our device.

Pilot Primate Study — 2008

We believe the non-human primate model is the best surrogate for how SCI products will work in humans. To date, the PLGA scaffolding device has been evaluated in two primate studies. The first study was completed in 2008, was published in the Journal of Neuroscience Methods, and focused mainly on the assessment criteria following the model SCI. The second primate study which involved a larger number of primates also included collecting quantitative electromyographic and kinematic analyses.

In April 2008, we conducted a non-human primate study for model SCI. The experiment was designed as a pilot study to test the model injury’s suitability in assessing the therapeutic efficacy of our technologies. The study was conducted at the St. Kitts Biomedical Research Foundation in St. Kitts and Nevis. The surgeries were performed by Eric Woodard, MD, our Chief Medical Officer, and Jonathan Slotkin, MD. Dr. Woodard served as Chief of Spine Surgery at Harvard’s Brigham & Women’s Hospital for ten years and is currently Chief of Neurosurgery at Boston’s New England Baptist Hospital. Dr. Slotkin has practiced at Harvard’s Brigham & Women’s Hospital and is currently a spine neurosurgeon at the Washington Brain and Spine Institute and a member of our Scientific Advisory Board.

We utilized a lateral hemisection injury model in four African Green monkeys, in which the left-half segment of the spinal cord between T9 and T10 was surgically removed. Immediately following tissue removal, our patented device was inserted into the resulting lesion by our Chief Medical Officer, Dr. Eric Woodard (Figure 4). The model resulted in Brown-Séquard syndrome: paralysis of the animals’ left hind limb and loss of sensory function in the animals’ right hind limb. The model was successful in preserving bowel and bladder function in all animals.

FIGURE 4. DEVICE INSERTED INTO HEMI-SECTION

Animals were monitored for six weeks post-injury, and behavioral scoring was performed to measure functional recovery by a neuroscientist blinded to the injury model or treatments performed on each subject. Preliminary data uses a 20-point observational scale to assess the degree of functional recovery in the hind-limbs, where a score greater than 8 indicates the subject’s ability to bear weight and perform deliberate stepping (Figure 6).

Non-Human Primate Studies: Comparison of Results to Prior Rodent Study

FIGURE 5. IPSILATERAL-LESIONED SIDE BBB OPEN-FIELD WALKING SCORE FROM RODENT STUDY (Teng, Lavik, et al. 2002)	FIGURE 6. LEFT HINDLIMB NEUROMOTOR PERFORMANCE FROM ST. KITTS PRIMATE GREEN PILOT STUDY (2008) (SCAFFOLD + HNSC: N=2 EXPECT FOR DAY 1 & DAY 44, WHERE N=1; SCAFFOLD-ALONE: N=1, NO TREATMENT: N=1)

The two African Green monkeys that received scaffolds seeded with human neural stem cells (n=2, Figure 6) demonstrated an improved level of functional recovery compared to the control animal (n=1, Figure 6). These results mirrored the behavioral observations obtained in our rodent study (n=12, Figure 5). Furthermore, implantation of the scaffold alone demonstrated improved efficacy in promoting functional recovery compared to the control in both one monkey (n=1, Figure 6) and in prior rodent studies (n=12, Figure 5).

2nd Primate Study 2010- Preclinical evaluation of biomaterial scaffolds and hydrogels in a model spinal cord injury in the African green monkey.

A segmental thoracic hemisection was used in African green monkeys for the evaluation of biomaterial implants in a pre-clinical model of spinal cord injury in the non-human primate. The model’s physiological tolerance permitted behavioral analyses for a 12-week period post-injury, extending to termination points for immunohistochemical analyses.

Implementation of surgically-induced SCI through T9-T10 thoracic lateral hemisection on 16 African green monkeys with administration of a PLGA-polylysine scaffold (n=4), a PLGA-polylysine scaffold soaked in growth factors (EGF, bFGF, 15 µg each) (n=5), a thiol-acrylate poly (ethylene glycol) based hydrogel containing 150 µg methylprednisolone sodium succinate (n=4), or no treatment for control (n=4). Implants were administered at the time of lesioning. The objective was to determine the feasibility and reliability of this pre-clinical model of SCI, the safety and efficacy of the implants in a non-human primate model, as well as the establishment of assessment measures. Analysis of functional improvements was performed by statistical evaluation of 3D kinematic and electromyographic (EMG) recordings, a 0-20 neuromotor scoring system and histological and immunohistochemical stains on post-mortem spinal cord thoracic and lumbar cross-sections.

The neuromotor assessment by a blinded trained neuroscientist for each group over the twelve-week period for the left hind limb was charted (Figure 7). All groups show an initial paralysis 2 days post-injury, confirming successful surgical induction of model Brown-Séquard syndrome. The treatment groups exhibited an improved recovery compared to untreated injured controls on average. Kinematic and EMG analyses exhibited the same trend. While a limited number of subjects were studied and statistical power tests have not been completed, the results align with data from prior monkey and rodent studies.

FIGURE 7. IPSILATERAL HINDLIMB TREADMILL HANDCAM NEUROMOTOR SCORE

Commercialization Strategy

Clinical Regulatory Plan

Our PLGA biopolymer scaffolding product is expected to be regulated as a Class III medical device by the FDA. We will be required to demonstrate safety and efficacy in a human clinical trial before we can submit a PMA for FDA approval. Before human clinical trials can commence, we are required to obtain FDA clearance to conduct the clinical trial under an Investigational Device Exemption (“IDE”). We have conducted a Pre-IDE meeting with the FDA to discuss the clinical trial and plan to submit an IDE to the FDA in the first quarter of 2011.

We first plan to conduct a pilot clinical study to evaluate the device in ten acute open-wound SCI patients. We are also planning a larger follow-on pivotal human study in acute SCI patients after the pilot study is completed. We expect to have completed both the pilot study and the larger pivotal clinical trial by mid 2012. The clinical development timeline is subject to a number of risks that could delay the filing of a PMA or cause a PMA never to be filed. These risks are described in the section entitled “Risk Factors.”

Our regulatory team is led by David Feigal, MD, a consultant to the Company and a member of our Business Advisory Board. Dr. Feigal recently served as Vice-President, Regulatory at Amgen, Inc. and earlier was the number-two executive at the FDA from 1992 to 2006. During his tenure, he was head of the FDA’s Center for Devices for five years and head of the Center for Biologics for five years. For our day-to-day handling of FDA processes, we will hire a Director of Regulatory & Clinical Affairs who will be responsible for managing our regulatory affairs.

Janice Hogan, a managing partner at Hogan Lovells US LLP, serves as our FDA consultant. Ms. Hogan has over twenty-five years of experience in representing spine industry companies to the FDA such as Johnson & Johnson’s DePuy Spine, Synthes Spine, Abbott Spine, Stryker Spine, and Medtronic Spine.

Manufacturing and Product Delivery Plan

We believe that the raw material polymers for our first device product can be readily obtained from suppliers that already have obtained FDA clearance to manufacture these components. We have developed a proprietary manufacturing process to create a uniform porous three-dimensional scaffolding structure for each device. We plan to purchase the raw material polymers from suppliers and then utilize our proprietary manufacturing process to create the final polymer scaffolding. Proprietary manufacturing processes will include 3D printing and batch processes to create the scaffolds. We intend to either establish a manufacturing facility or utilize a third-party to produce the polymer scaffolding and then package the final product.

Our product delivery process from the point of injury through patient rehabilitation is outlined below:

Sales and Marketing

We plan to sell our SCI products through a to-be-established direct sales force for major markets in the U.S and through distributors in foreign markets. Primary international markets will include Europe and Japan. Since the product is novel and would most likely be the first therapeutic treatment for SCI, we will seek to gain acceptance with the physicians who are thought leaders in the SCI field and plan on utilizing a consultative selling approach. The direct sales force will focus its efforts on maximizing revenue through product training, placement and support. We will seek to establish strong relationships with orthopedic spine surgeons and neurosurgeons and expect to provide a high level of service for the products including providing on-site assistance and service during procedures at any time of day. The primary market channel for the product will be to emergency department physicians handling trauma cases. In addition, we will establish medical education programs to reach practitioners in physical medicine and rehabilitation centers, and through patient advocacy groups. We will also utilize Internet and other marketing approaches to reach SCI patients.

Intellectual Property

In July 2007, InVivo obtained a world-wide exclusive license (the “CMCC License”) to a broad suite of patents co-owned by MIT and CMCC covering the use of a wide range of biopolymers to treat SCI, and to promote the survival and proliferation of human stem cells in the spinal cord. In addition, they cover the use of biomaterials in combination with growth factors and drugs. The CMCC License covers 10 issued US patents and 3 pending US patents as well as 67 international patents and 34 international patents pending.

The CMCC License provides us intellectual property protection for the use of any biomaterial scaffolding used as an extracellular matrix substitute for treating SCI by itself or in combination with drugs, growth factors and human stem cells. Our rodent studies have shown that human stem cells cannot proliferate and survive without the addition of the biopolymer scaffolding which serves as an extracellular matrix replacement and mimics the natural cellular architecture of the inner ‘grey’ and outer ‘white’ matter of the spinal cord. We believe that any extracellular matrix developed to treat spinal cord injuries will infringe on the patents licensed to us. We intend to defend all patents very aggressively.

The patents are the results of over a decade of research by Dr. Robert S. Langer, Professor of Chemical and Biomedical Engineering at MIT and his research teams at MIT’s Langer Lab. Dr. Langer is a prolific, world renowned inventor who is generally regarded to be the cofounder of the field of tissue engineering.

Under the CMCC License, we have the right to sublicense the patents. We have full control and authority over the development and commercialization of the licensed products, including clinical trials, manufacturing, marketing, and regulatory filings and we own the rights to the data it generates. In addition, we have the first right of negotiation for a thirty-day period to any improvements to the intellectual property.

The CMCC License has a 15-year term, or as long as the life of the last expiring patent right, whichever is longer, unless terminated earlier by CMCC. In connection with the CMCC License, we submitted a 5-year plan with targets and projections to CMCC and MIT. We are required to meet the objectives in the plan, or else we are required to notify CMCC and revise the plan. CMCC has the right to terminate the License for failures by us to either notify CMCC when objectives will not be reached or revise the plan.

We are required to pay certain fees and royalties under the CMCC License. Specifically, we are required to pay a license issue fee, which was paid at the execution of the CMCC License. We are also required to make milestone payments upon completing various phases of product development, including (i) upon FDA filing of first Investigational New Drug application and Investigational Device Exemption application; (ii) upon enrolling first patient in Phase II testing; (iii) upon enrolling first patient in Phase III testing; (iv) upon filing with the FDA of first New Drug Application or related applications, and; (v) upon first market approval in any country outside the US. Each year prior to the release of a licensed product, we are also required to pay a maintenance fee. Further, we are required to make payments based on sublicenses to manufacturers and distributors. We believe that we have sufficient capital resources to make all of such payments. In addition, following commercialization, we are required to make ongoing royalty payments equal to a percentage of net sales of the licensed products.

Employees

We currently have 13 employees, consisting of 9 full-time employees and 4 part-time employees. None of our employees are represented by a labor union, and we consider our employee relations to be good. We also utilize a number of consultants to assist with research and development and regulatory activities. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Description of Property

Our executive offices are located in leased premises at One Broadway, 14th Floor, Cambridge, MA 02142 and our phone number is 617-475-1520.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

We anticipate that we will expend significant financial and managerial resources in the defense of our intellectual property rights in the future if we believe that our rights have been violated. We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of January 31, 2011 by (i) each person who, to our knowledge, owns more than 5% of our Common Stock; (ii) each of the directors and executive officers of the Company; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following tables, each person named in the table has sole voting and investment power and that person’s address is c/o InVivo Therapeutics Holdings Corp., One Broadway, Cambridge, Massachusetts 02142. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of January 31, 2011 are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

Frank Reynolds(1)(2)	15,343,891	29.6%
Robert S. Langer	8,262,360	16.0%
Kevin Kimberlin(3)	7,187,321	12.6%
Adam K. Stern(1)(4)	2,441,122	4.7%
Richard J. Roberts(1)(5)	805,580	1.5%
George Nolen(1)(6)	50,984	*
Christi Pedra(1)(7)	81,968	*
All directors and executive officers as a group (5 persons)(1)	18,723,545	35.3%

*	Less than one percent
(1)	Officer and/or director.
(2)	Represents (i) 15,147,660 shares of Common Stock and (ii) 196,231 shares issuable upon the exercise of stock options.
(3)	Represents (i) 1,947,321 shares owned by Optical Partners, LLC and (ii) 5,240,000 shares underlying warrants held by the Placement Agent that it received in connection with the Bridge Financing and the Offering. None of such securities are being registered for resale pursuant to this registration statement.
(4)	Represents (i) 500,083 shares owned by Adam Stern; (ii) 40,000 shares underlying warrants owned by Adam Stern; (iii) 801,507 shares owned by ST Neuroscience Partners, LLC; (iv) 301,400 shares underlying warrants owned by ST Neuroscience Partners, LLC; (v) 475,079 shares owned by Pavilion Capital Partners, LLC; and (vi) 323,053 shares owned by Piper Venture Partners, LLC. None of such securities are being registered for resale pursuant to this registration statement.
(5)	Represents shares issuable upon the exercise of stock options.
(6)	Represents (i) 10,000 shares underlying Investor Warrants, (ii) 10,000 shares of Common Stock and (iii) 30,984 shares issuable upon the exercise of stock options.
(7)	Represents (i) 61,968 shares issuable upon the exercise of stock options, (ii) 10,000 shares underlying Investor Warrants and (iii) 10,000 shares of Common Stock.

Change of Control

As a result of the issuance of the shares of Common Stock pursuant to the Merger, a change in control of the Company occurred as of the date of consummation of the Merger.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are the executive officers and directors of the Company and hold the positions set forth opposite their name.

Name	Age	Position
Frank M. Reynolds	48	Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer*
Richard J. Roberts	67	Director, Scientific Advisory Board Member
George Nolen	54	Director (Lead Director)
Christi M. Pedra	52	Director
Adam K. Stern	46	Director

*	Mr. Reynolds will serve as Chief Financial Officer pending the Company’s hiring of an individual to serve in such capacity. The Company has initiated a search to locate such a qualified individual.

The Placement Agent was granted the right to designate one member to our Board of Directors for a period of two years following the Closing and has designated Adam K. Stern to fill such Board seat.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Officers

Frank M. Reynolds, Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, has been CEO of InVivo since 2005 and Chairman and CFO since October 2010. He is an Executive Board Member of the Irish American Business Chamber and has served on the board of the Special Olympics of Massachusetts, Philadelphia Cares, and Wharton Consulting Partners. He was awarded the 2010 Irish Life Science 50 Award by the President of Ireland, Mary McAleese, The 2008 Top 40 Irish-American Executives Award, Siemens 2005 Global Presidential Award, and the Siemens 2004 Top+ USA Strategy Award. He was featured in the March 2010 and October 2009 issues of Inc. magazine. Mr. Reynolds brings to the Board over 25 years of executive management experience. He is the former Director of Global Business Development at Siemens Corporation where he was responsible for new business in 132 countries. He was the founder & CEO of Expand The Knowledge, Inc., an IT consulting company with a focus on life sciences. In addition, Mr. Reynold’s executive role at InVivo provides him a deep knowledge of the business of the Company.

Mr. Reynolds suffered an injury to his spine in 1992. While recovering from this injury, he took the opportunity to earn two Master’s degrees and he currently holds a Master of Business Administration from Sloan Fellows Program in Global Innovation and Leadership- 2006, Massachusetts Institute of Technology; a Master’s of Science in Technology Management- 2005, The Wharton School of Business, University of Pennsylvania; a Master’s of Science in Engineering — 2003, University of Pennsylvania; a Master’s of Science in Management Information Systems — 2001, Temple University; a Master’s of Science in Health Administration- 1996; Saint Joseph’s University; and a Master’s of Science in Psychology — 1994, Chestnut Hill College. He also has a Bachelor of Science in Marketing- 1984, Rider University.

Directors

Dr. Richard J. Roberts, PhD, Director, has been a director of the Company since October 2010 and previously served as a director of InVivo from November 2008 until October 2010. Dr. Roberts has been the Chief Scientific Officer at New England Biolabs since July 1, 2005. Dr. Roberts joined InVivo’s Scientific Advisory Board in June 2007. He was awarded the 1993 Nobel Prize in Physiology or Medicine along with Phillip Allen Sharp for the discovery of introns in eukaryotic DNA and the mechanism of gene-splicing. He holds a B.Sc. in

Chemistry and a Ph.D. in Organic Chemistry from the University of Sheffield, U.K. Dr. Roberts has discovered and cloned restriction enzymes and been involved in studies of Adenovirus-2, beginning with studies of transcription that led to the discovery of split genes and mRNA splicing. His laboratory has pioneered the application and development of computer methods for protein and nucleic acid sequence analysis that continues to be a major research focus for Dr. Roberts. Dr. Roberts brings to the Board an understanding of the science and technology involved in the Company’s business.

George Nolen, Lead Director, has been a director of the Company since October 2010 and previously served as a director of InVivo from December 2009 until October 2010. Mr. Nolen was the former President and Chief Executive Officer of Siemens Corporation, the U.S. subsidiary of Siemens, AG, from 2004 until his retirement in August of 2009. He rose through the ranks during his 26-year career with Siemens USA to become, in January 2004, the first American chosen to run Siemens’ U.S. operations. In 2009, Siemens in the U.S. had 69,000 employees located throughout all 50 states and $22 billion in revenue. Mr. Nolen had overall responsibility for the strategy in the U.S. in such diverse fields as industrial automation, lighting, water and wastewater, building automation, medical imaging, medical diagnostics as well as traditional and new power generation technologies. He also oversaw strategic acquisitions in the energy, healthcare and industrial sectors, positioning Siemens USA as a leading and global player in these key industries. Prior to his role as Siemens USA’s CEO, Mr. Nolen held numerous roles in Siemens including President of Siemens’ Information and Communications division, overseeing this business from 1998 to 2004. He is a 1978 graduate of Virginia Tech, where he currently serves as the Rector of the University’s Board of Visitors. Mr. Nolen brings to the Board extensive leadership and business experience through his successful and long-running career at Siemens.

Christi M. Pedra, Director, has been a director of the Company since October 2010 and previously served as a director of InVivo from November 2008 until October 2010. Ms. Pedra became the Senior Vice President, Strategic New Business Development & Marketing Siemens Healthcare of Siemens Medical USA in January 2010. Previously she served as Chief Executive Officer of Siemens Hearing Instruments, Inc. from January 2007 through December 2009. She was charged with leading the company’s sales, manufacturing, product development, customer relations and research and development in the United States. From October 2003 through December 2006, she served as Vice President and Chief Operating Officer of Siemens One. Prior to her role with Siemens One, Ms. Pedra served as Vice President of Executive Relations for Siemens Corporation in the Office of the President. Currently, Ms. Pedra is a member of the National Collegiate Athletic Association Leadership Advisory Board. She also serves on the National Council for Liberal Education America’s Promise and takes part in several formal and informal mentoring programs. And in 2002, Ms. Pedra was nominated and selected to be a David Rockefeller Fellow, a one-year leadership program sponsored by the NYC Partnership and the David Rockefeller Foundation. Ms. Pedra received her MBA from Rutgers University. Ms. Pedra brings to the Board extensive management experience through her many roles at Siemens.

Adam K. Stern, Director, has been a director of the Company since October 2010 and was designated as such by the Placement Agent. Mr. Stern is Senior Managing Director of the Placement Agent, and has over 20 years of venture capital and investment banking experience focusing primarily on the technology and life science sectors of the capital markets. He currently manages the structured finance group of the Placement Agent. Mr. Stern joined the Placement Agent in September 1997 from Josephthal & Co., members of the New York Stock Exchange, where he served as Senior Vice President and Managing Director of Private Equity Marketing and held increasingly responsible positions from 1989 to 1997. He has been a licensed securities broker since 1987 and a General Securities Principal since 1991. Mr. Stern currently sits on the boards of various private companies and one public company, PROLOR Biotech (NYSE/AMEX:PBTH). Mr. Stern holds a Bachelor of Arts degree with honors from The University of South Florida in Tampa. Mr. Stern brings to the Board extensive financial experience through his career in the financial sector.

NON-EXECUTIVE OFFICERS AND SCIENTIFIC AND BUSINESS ADVISORY BOARDS

Dr. Eric J. Woodard	Chief Medical Officer, Scientific Advisory Board Member
Christopher Pritchard	Chief Science Officer
Dr. Richard J. Roberts	Director, Scientific Advisory Board Member
Dr. Robert S. Langer	Scientific Advisory Board Member
V. Reggie Edgerton	Scientific Advisory Board Member
Jonathan R. Slotkin	Scientific Advisory Board Member
Todd Albert	Scientific Advisory Board Member
Paul Mraz	Business Advisory Board Member
David Feigal	Business Advisory Board Member

Eric J. Woodard, M.D., Chief Medical Officer, is the Chief, Neurosurgery at New England Baptist Hospital in Boston. Dr. Woodard was appointed to InVivo’s Scientific Advisory Board in June 2007 and became Chief Medical Officer of InVivo in September 2008. Dr. Woodard received his medical degree from the Pennsylvania State University and completed his residency in Neurological surgery at Emory University. Following residency, Dr. Woodard completed a fellowship in complex spinal surgery at the Medical College of Wisconsin under Dr. Sanford Larsen. He is a diplomat of the American Board of Neurological Surgeons.

Dr. Woodard was formerly Chief of the Division of Spinal Surgery in the Department of Neurological Surgery at Brigham and Women’s Hospital, where he held the rank of Assistant Professor in Surgery at Harvard Medical School. He has been an editorial board member for The Journal of Spinal Disorders, Spine Universe.com and is an ad hoc reviewer for Neurosurgery, Journal of Neurosurgery and the New England Journal of Medicine. He is the immediate past chairman of the AO Spine North America Board and serves on the Board of AO Spine International.

Christopher Pritchard, Chief Science Officer, has been the Director of R&D for InVivo since August 2009 and joined the Company in 2007. He is the author of numerous peer-reviewed publications on biomaterials, stem cells and neuroscience and has disclosed multiple patents. Mr. Prichard is a reviewing editor for the MIT Entrepreneurship Review. He is an alumnus of Oxford and Princeton, and completed his doctoral thesis under Dr. Robert Langer at MIT Langer Lab.

Robert S. Langer, ScD, Scientific Advisory Board Member, is the David H. Koch Institute Professor at the Massachusetts Institute of Technology (MIT) (being an Institute Professor is the highest honor that can be awarded to a faculty member). Dr. Langer has written over 1,100 articles. He also has approximately 760 issued and pending patents worldwide. Dr. Langer’s patents have been licensed or sublicensed to over 220 pharmaceutical, chemical, biotechnology and medical device companies.

He served as a member of the United States Food and Drug Administration’s SCIENCE Board, the FDA’s highest advisory board, from 1995 — 2002 and as its Chairman from 1999-2002. Dr. Langer has received over 180 major awards including the 2006 United States National Medal of Science; the Charles Stark Draper Prize, considered the equivalent of the Nobel Prize for engineers and the 2008 Millennium Prize, the world’s most prestigious technology prize. He is the also the only engineer to receive the Gairdner Foundation International Award; 72 recipients of this award have subsequently received a Nobel Prize. Among numerous other awards Langer has received are the Dickson Prize for Science (2002), Heinz Award for Technology, Economy and Employment (2003), the Harvey Prize (2003), the John Fritz Award (2003) (given previously to inventors such as Thomas Edison and Orville Wright), the General Motors Kettering Prize for Cancer Research (2004), the Dan David Prize in Materials Science (2005), the Albany Medical Center Prize in Medicine and Biomedical Research (2005), the largest prize in the U.S. for medical research, induction into the National Inventors Hall of Fame (2006), the Max Planck Research Award (2008) and the Prince of Asturias Award for Technical and Scientific Research (2008). In 1998, he received the Lemelson-MIT prize, the world’s largest prize for invention for being “one of history’s most prolific inventors in medicine.” In 1989, Dr. Langer was elected to the Institute of

Medicine of the National Academy of Sciences, and in 1992 he was elected to both the National Academy of Engineering and to the National Academy of Sciences. He is one of very few people ever elected to all three United States National Academies and the youngest in history (at age 43) to ever receive this distinction.

Forbes Magazine (1999) and Bio World (1990) have named Dr. Langer as one of the 25 most important individuals in biotechnology in the world. Discover Magazine (2002) named him as one of the 20 most important people in this area. Forbes Magazine (2002) selected Dr. Langer as one of the 15 innovators worldwide who will reinvent our future. Time Magazine and CNN (2001) named Dr. Langer as one of the 100 most important people in America and one of the 18 top people in science or medicine in America (America’s Best). Parade Magazine (2004) selected Dr. Langer as one of 6 “Heroes whose research may save your life.” Dr. Langer has received honorary doctorates from Harvard University, the Mt. Sinai School of Medicine, Yale University, the ETH (Switzerland), the Technion (Israel), the Hebrew University of Jerusalem (Israel), the Universite Catholique de Louvain (Belgium), Rensselaer Polytechnic Institute, Willamette University, the University of Liverpool (England), the University of Nottingham (England), Albany Medical College, Pennsylvania State University, Northwestern University, Uppsala University (Sweden) and the University of California — San Francisco Medal. He received his Bachelor’s Degree from Cornell University in 1970 and his Sc.D. from the Massachusetts Institute of Technology in 1974, both in Chemical Engineering.

Dr. Reggie Edgerton, PhD, Scientific Advisory Board Member, has been the Director of U.C.L.A’s Edgerton Lab since 1968 and is a professor in the Department of Physiological Sciences at U.C.L.A. His research is focused on neural control of movement and how this neural control adapts to altered use and after spinal cord injury. He completed his Ph.D. under the direction of Drs. Wayne Van Huss, Rex Carrow, and William Heusner at Michigan State University.

Dr. Edgerton is on the Scientific Advisory Board of The Christopher Reeves Foundation (CRF) and his laboratory is one of eight in the world receiving funding from the CRF. In addition to serving on the board of the CRF, he is currently on the Scientific Advising board of the American Paralysis Association. Dr. Edgerton has co-authored two books and is the author of approximately 300 research papers.

Jonathan Slotkin, MD, Scientific Advisory Board Member, is a clinical neurosurgeon and research scientist. Clinically, Dr. Slotkin has expertise in complex spinal surgery, minimally invasive spinal surgery, spinal oncology surgery and brain tumor surgery. Dr. Slotkin completed residency training in neurosurgery at Harvard Medical School, Brigham and Women’s Hospital. He performed a fellowship in complex spinal surgery with Dr. Eric J. Woodard. He is the co-editor of a two-volume publication on spinal surgery. Dr. Slotkin is currently a neurosurgeon with the Washington Brain and Spine Institute.

Dr. Slotkin has authored or co-authored several peer-reviewed scientific publications in the areas of repair after spinal cord injury in animal models, and in vivo quantum dot labeling of neural stem cells.

Todd J. Albert, MD, Scientific Advisory Board Member is the James Edwards Professor and Chair of the Department of Orthopaedics at Jefferson Medical College. He is also the President of the Rothman Institute in Philadelphia. Previously, he served as Co-director of Reconstructive Spine Surgery and the Spine Fellowship Program at Thomas Jefferson University. Dr. Albert graduated magna cum laude from Amherst College, received his doctor of medicine degree from the University of Virginia School of Medicine.

Dr. Albert serves on the boards of several scientific journals, including Spine, The Spine Journal, and The Journal of Spinal Disorders and Techniques, as well as medical associations. He is Chair of Network Development for the National Spine Network. Dr. Albert has published over 200 scientific articles, authored over 40 book chapters, and seven textbooks on spinal surgery.

Paul Mraz, Business Advisory Board, currently serves as Chief Executive Officer of CeraPedics, Inc., a medical device company. Mraz most recently served as Chairman and CEO of Angstrom Medica, Inc. (acquired by Pioneer Surgical Technology). Prior to Angstrom Medica, Mraz was a Principal of Link Spine Group Inc. as Vice President — Worldwide Marketing and International Sales until its acquisition by Johnson & Johnson in June 2003.

Mr. Mraz currently serves as a Director of superDimension, Ltd. (Herzliya, ISRAEL and Plymouth, MN). Mraz received a B.S. degree in Mechanical Engineering from Lafayette College and an M.S. degree in Mechanical Engineering and Biomechanics from Case Western Reserve University. He holds six US Patents for various medical devices and is an active advisor to numerous venture capital groups.

David W. Feigal Jr., MD, Business Advisory Board, recently served as Vice President, Global Regulatory at Amgen, Inc. Previously, Dr. Feigal was Senior Vice President, Head of Global Regulatory and Global Safety Surveillance at Elan. Prior to joining Elan in November 2006, he spent 12 years with the FDA. During his time at the FDA, he was Head of the Center for Devices and Head of the Center for Biologics for five years each.

Before joining the FDA, Dr. Feigal worked for 10 years within the academic and hospital settings of the University of California in San Diego, San Francisco and Davis. He holds a BA from University of Minnesota, an MD from Stanford University and a Master of Public Health from the University of California, Berkeley.

The Company does not pay Members of its Advisory Boards any cash compensation and plans to compensate the Scientific Advisory and Business Advisory Boards through the issuance of stock options.

EXECUTIVE COMPENSATION

Compensation of ITHC Executive Officers and Directors

Summary Compensation

For the three most recently completed fiscal years, no compensation was paid to any executive officer of ITHC.

Outstanding Equity Awards at Fiscal Year End

None of the ITHC executive officers held any options or other equity awards at March 31, 2010.

Director Compensation

None of the ITHC directors received any compensation for service as a director of ITHC during the fiscal year ended March 31, 2010.

Compensation of InVivo Executive Officers and Directors

Summary Compensation Table

In connection with the consummation of the Merger, InVivo’s Chief Executive Officer, Frank M. Reynolds, became the Chief Executive Officer of the Company. The following summary compensation table sets forth the compensation paid for services rendered to InVivo during the past two fiscal years by its Chief Executive Officer. There were no other executive officers during the past two fiscal years. All information relating to option awards reflects the exchange of InVivo options for ITHC options in the Merger.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Option/SAR Awards	All Other Compensation	Total
Frank Reynolds	2010	$375,000	$150,000	—	—	$525,000
Chief Executive Officer	2009	$275,000	$40,000	$350,418	—	$665,418

Agreements with Officers and Directors

In November 2006, InVivo entered into an Agreement with each of: (i) Frank Reynolds, InVivo’s current Chief Executive Officer; (ii) Robert Langer, InVivo’s current Scientific Advisory Member; and (iii) Yang D. Teng. The Agreement provided for the repurchase of a party’s unvested shares of common stock by the other parties upon the occurrence of certain events. As of the date of this prospectus, all shares granted to each of the parties have vested.

InVivo entered into an employment agreement with Mr. Reynolds in May 2008, which was amended in November 2009 and December 2010. The agreement, as amended, provides: (i) for an indefinite term of employment; (ii) for a base salary of $375,000, plus benefits; (iii) for a grant of stock options to purchase 784,924 shares of Common Stock; and (iv) that if Mr. Reynolds employment is terminated by the Company without cause, or by Mr. Reynolds as a result of a constructive termination by the Company, or as a result of Mr. Reynolds’ death or disability, then InVivo is obligated to pay severance (consisting of salary and benefits as in effect at the time of termination) to Mr. Reynolds (or Mr. Reynolds’ legal representatives) for a period of 18 months. In addition, if Mr. Reynolds employment is terminated by the Company without cause, or by Mr. Reynolds as a result of a constructive termination by the Company, the Company will be obligated to pay Mr. Reynolds his annual bonus during such 18-month period. The amount of the bonus after the date of termination will equal the greater of (i) the last such bonus before termination, or (ii) the average of the three most recent bonuses paid before the date of termination (or all such bonuses, if less than three).

The agreement, as amended, provides for a possible bonus to Mr. Reynolds for the 12-month period commencing November 1, 2009, payable upon the attainment of certain milestones. The bonus may range from 10% to 130% of Mr. Reynolds’ 2009 base salary, depending on the number and type of milestones attained.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table summarizes the equity awards made to our named executive officers that were outstanding at December 31, 2010.

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Frank Reynolds(1)	196,231	588,693	$0.91	12/12/2019

(1)	The options were granted on December 12, 2009. 196,231 shares vested on December 12, 2010. An additional 196,231 shares will vest on each of the second, third and fourth anniversaries of the date of grant.

Board of Directors and Corporate Governance

Our Board of Directors consists of five (5) members. On the Closing of the Merger, Peter L. Coker and Peter A. Reichard, the sole members of the Board of Directors of ITHC, resigned, and simultaneously therewith, a new Board of Directors was appointed. The Board consists of four (4) members who were former directors of InVivo and Adam K. Stern, who was appointed at the Closing of the Merger at the request of the Placement Agent.

Board Independence

The Company is not currently listed on any national securities exchange or in an inter-dealer quotation system that has a requirement that the Board of Directors be independent. However, in evaluating the independence of its members and the composition of the committees of the Board of Directors, the Board utilizes the definition of “independence” as that term is defined by applicable SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act. Using these standards, the Board of Directors determined that Messrs. Nolen and Roberts and Ms. Pedra are currently “independent” directors. The Board determined that Mr. Stern is not independent as a result of the payments to the Placement Agent and that Mr. Reynolds is not independent as a result of his employment relationship with the Company.

The Board of Directors expects to continue to evaluate its independence standards and whether and to what extent the composition of the Board and its committees meets those standards. The Company ultimately intends to appoint such persons to the Board and committees of the Board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange. Therefore, the Company intends that a majority of its directors will be independent directors of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC.

Committees of the Board

The Board has designated two principal standing committees, the Audit Committee and the Governance, Nominating and Compensation Committee (the “GNC Committee”). The current members of the Audit Committee and the GNC Committee are identified in the following table:

Name	Audit Committee	GNC Committee
George Nolen	Chair	X
Christi Pedra	X	Chair
Rich Roberts	X	X

Audit Committee

The Board has a standing Audit Committee established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls. The Audit Committee facilitates open communication among the Audit Committee, the Board, the Company’s independent registered public accounting firm and management. The Audit Committee discusses with management and the Company’s independent registered public accounting firm the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining, and, where necessary, terminating the engagement of the Company’s independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company.

The Audit Committee pre-approves all audit services to be provided to the Company by the principal auditor and all other services (including reviewing, attestation and non-audit services) to be provided to the Company by the independent registered public accounting firm.

The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews and oversees all related party transactions on an ongoing basis. The Audit Committee is authorized, without further action by the Board, to engage independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website.

The Board has determined that all of the members of the Audit Committee are independent (as defined by the applicable SEC rules), and that the Audit Committee members meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The Board has determined that George Nolen is an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K).

GNC Committee

The GNC Committee assists the Board in fulfilling its responsibilities relating to (i) compensation of the Company’s executive officers, (ii) the director nomination process and (iii) reviewing the Company’s compliance with SEC corporate governance requirements. The Board has adopted a written charter for the GNC Committee, a copy of which is available on the Company’s website. The Board has determined that all of the members of the GNC Committee are independent (as defined by the applicable SEC rules).

The GNC Committee determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of the Company and reviews and makes recommendations to the Board with respect to director compensation. In addition, the GNC Committee administers the Company’s stock incentive compensation and equity-based plans.

The GNC Committee makes recommendations to the Board concerning all facets of the director nominee selection process. Generally, the GNC Committee identifies candidates for director nominees in consultation with management and the independent members of the Board, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the GNC Committee deems to be helpful to identify candidates. Once candidates have been identified, the GNC Committee confirms that the candidates meet the independence requirements and qualifications for director nominees established by the Board. The GNC Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the GNC Committee deems to be helpful in the evaluation process. The GNC Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Upon selection of a qualified candidate, the GNC Committee would recommend the candidate for consideration by the full Board.

In considering whether to include any particular candidate in the Board’s slate of recommended director nominees, the Board will consider the candidate’s integrity, education, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The GNC Committee will consider director candidates who are recommended by the stockholders of the Company. Such recommendation for nomination must be in writing and include the following:

•	the name and address of the stockholder making the recommendation;

•	the number of shares of Common Stock that such stockholder owns beneficially and holds of record;

•	the name and address of the individual recommended for consideration as a director nominee;

•	the principal occupation and experience of the director nominee;

•	the total number of shares of Common Stock that the stockholder making the recommendation will vote for the director nominee;

•

a written statement from the stockholder making the recommendation stating whether the director nominee has indicated his or her willingness to serve if elected and why such recommended candidate would be able to fulfill the duties of a director; and

•	any other information regarding the director nominee that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Nominations must be sent to the GNC Committee by U.S. mail, courier or expedited delivery service to InVivo Therapeutics Holding Corp., One Broadway, 14th Floor, Cambridge, Massachusetts 02142, Attn: Chair, GNC Committee. The chair of the GNC Committee will then provide the nomination to the GNC Committee for consideration. Assuming that the required material has been provided on a timely basis, the GNC Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholder Communications with the Board

Stockholders may communicate with the Board by sending written communications to the Board or any individual member of the Board to the following address: Board, c/o Secretary, InVivo Therapeutics Holding Corp., One Broadway, 14th Floor, Cambridge, Massachusetts 02142. The Secretary will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, personal grievances, matters as to which the Company tends to receive repetitive or duplicative communications, or patently offensive or otherwise inappropriate material.

Board Leadership Structure

The Board does not have a policy on whether the offices of Chairman and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from among the independent directors or should be an employee of the Company. In the event the Chairman is not an independent director, the Board may designate a lead independent director. The duties of the lead independent director, as set forth in the Company’s Corporate Governance Guidelines, include (i) chairing any meeting of the independent directors in executive session, (ii) facilitating communications between other members of the Board and the Chairman (however, each director is free to communicate directly with the Chairman), (iii) in the event a stockholder seeks to communicate with the Board, accepting and responding to such communications in conjunction with the Chairman, and (iv) working with the Chairman (a) in the preparation of the agenda for each Board meeting, (b) in scheduling the time devoted to matters at each Board meeting and (c) as required, in determining the need for special meetings of the Board. The appointment of lead independent director rotates among the independent directors, but no more frequently than annually, and the Board periodically reviews the matter to determine if and when a rotation is advisable. The lead independent director is currently George Nolen.

Director Compensation for Fiscal 2010

The following table sets forth compensation earned and paid to each non-employee director of InVivo for service as a director during 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
George Nolen(2)	$2,000	—	$71,520	—	$73,520
Christi M. Pedra(3)	$2,000	—	$71,520	—	$73,520
Richard J. Roberts(4)	$2,000	—	$71,520	—	$73,520
Adam K. Stern(5)	$1,000	—	$71,520	—	$72,520

(1)	The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the directors during fiscal 2010.
(2)	As of December 31, 2010, Mr. Nolen held options (vested and unvested) to purchase an aggregate of 173,934 shares of our Common Stock.
(3)	As of December 31, 2010, Ms. Pedra held options (vested and unvested) to purchase an aggregate of 173,934 shares of our Common Stock.
(4)	As of December 31, 2010, Mr. Roberts held options (vested and unvested) to purchase an aggregate of 917,547 shares of our Common Stock.
(5)	As of December 31, 2010, Mr. Stern held options (vested and unvested) to purchase an aggregate of 50,000 shares of our Common Stock.

On December 10, 2010, based upon the recommendation of the GNC Committee, the Board adopted a compensation policy for non-employee directors. The policy provides that each non-employee director shall be paid an annual retainer of $25,000 per year (paid quarterly and delivered at each regularly scheduled quarterly Board meeting). In addition, the policy provides that the Lead Independent Director, chairman of the GNC Committee and the chairman of the Audit Committee shall each receive an additional annual fee of $5,000 (paid quarterly and delivered at each regularly scheduled quarterly Board meeting). Each non-employee director shall also receive $1,000 for each in-person Board meeting attended, $500 for each telephonic meeting of the Board attended, and $500 for each committee meeting attended. Each non-employee director will also receive an annual grant, on December 10 of each calendar year, of a nonqualified stock option under the 2010 Plan to purchase up to 50,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant (the “Director Option Date”), and that such option shall be exercisable as to 1/12 of the original number of shares subject to the option on the one month anniversary of the Director Option Date and shall be exercisable as to an additional 1/12 of the original number of shares subject to the option each monthly anniversary thereafter until fully vested on the 12 month anniversary of the Director Option Date, provided that such director remains a director of the Company on each such vesting date, provided, however, no option may be exercised until the shareholders of the Company approve the 2010 Plan, and the Company files a registration statement on Form S-8 with the SEC, registering the shares underlying such stock options. On December 10, 2010, the Company issued stock options for 50,000 shares exercisable at $2.26 per share to each of George Nolen, Rich Roberts, Christi Pedra and Adam Stern. The aggregate fair value for the 200,000 shares granted was $286,080.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, controller and other senior financial officers. Our code of business conduct and ethics is posted under the “Investor Relations — Corporate Governance” section of our website, www.invivotherapeutics.com. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the code of business conduct and ethics applicable to our principal executive officer, principal financial officer, controller or other senior financial officers by posting such information on our website.

InVivo’s 2007 Stock Incentive Plan

InVivo adopted a Stock Incentive Plan in 2007 (the “2007 Plan”). Pursuant to the 2007 Plan, InVivo’s Board of Directors (or committees and/or executive officers delegated by the Board of Directors) had the authority to grant incentive and nonqualified stock options to InVivo’s employees, officers, directors, consultants and advisors. Options granted under the 2007 Plan are exercisable for up to 10 years from the date of issuance. The Company assumed and adopted the 2007 Plan in the Merger, and granted option holders under the 2007 Plan New Options to purchase Common Stock. No further options will be granted under the 2007 Plan.

2010 Equity Incentive Plan

The Board of Directors has adopted the 2010 Equity Incentive Plan in 2010, subject to stockholder approval, which will reserve a total of 3,500,000 shares of our Common Stock for issuance under the 2010 Plan. If an incentive award granted under the 2010 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2010 Plan.

Shares issued under the 2010 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2010 Plan. In addition, the number of shares of Common Stock subject to the 2010 Plan, any number of shares subject to any numerical limit in the 2010 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transactions.

If stockholder approval is not obtained within 12 months after the Board’s adoption of the 2010 Plan, all awards granted under the 2010 Plan will terminate. In addition, no award under the 2010 Plan will become exercisable until stockholder approval has been obtained and a registration statement on Form S-8 has been filed with the SEC.

Administration

It is expected that the GNC Committee of the Board, or the Board in the absence of such a committee, will administer the 2010 Plan. Subject to the terms of the 2010 Plan, the GNC Committee would have complete authority and discretion to determine the terms of awards under the 2010 Plan.

Grants

The 2010 Plan is expected to authorize the grant to 2010 Plan participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

•

Options granted under the 2010 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of Common Stock covered by an option cannot be less than the fair market value of the Common Stock on the date of grant unless agreed to otherwise at the time of the grant.

•

Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the GNC Committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•

The GNC Committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•

The 2010 Plan authorizes the granting of stock awards. The GNC Committee will establish the number of shares of Common Stock to be awarded and the terms applicable to each award, including performance restrictions.

•

Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of Common Stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR.

Duration, Amendment, and Termination

The Board is expected to have the power to amend, suspend or terminate the 2010 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2010 Plan would terminate ten years after it is adopted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with ITHC Shareholders

Forward Split, Split-Off and Share Cancellation

ITHC’s common stock was forward-split on a 2.02898 for 1 basis effective October 22, 2010 so that there were 6,999,981 shares of ITHC’s common stock issued and outstanding before taking into account the issuance of shares of Common Stock to purchasers of Units in the Offering and in the Merger and after giving pro forma effect to the Split-Off, as discussed below.

Upon the closing of the Merger, ITHC transferred all of its operating assets and liabilities to DSSC and split-off DSSC through the sale of all of the outstanding capital stock of DSSC (the “Split-Off”). In connection with the Split-Off, 14,747,554 shares of Common Stock held by the Split-Off Shareholders were surrendered and cancelled without further consideration, other than the receipt of DSSC shares. An additional 1,014,490 shares of Common Stock were cancelled by a shareholder of ITHC for no consideration (the “Share Cancellation”).

Transactions with the Placement Agent and its Related Parties

The Placement Agent also acted as finder to InVivo in connection with its sale of $500,000 of principal amount of its Bridge Notes, which was consummated in September 2010. The Company issued investors participating in this bridge financing New Bridge Warrants to purchase an aggregate of 500,000 shares of the Company’s Common Stock at a price of $1.00 per share. The New Bridge Warrants have a term of five years and are fully exercisable. The Bridge Notes were converted into Units in the Offering upon the closing of the Offering. The Placement Agent earned Warrants (which are identical to the New Bridge Warrants) to purchase 100,000 shares of Common Stock of the Company at a price of $1.00 per Share as compensation for acting as a finder in the Bridge Financing. Affiliates of the Placement Agent purchased $150,000 of Bridge Notes in the Bridge Financing.

In September 2010, several related parties to the Placement Agent purchased an aggregate of 3,895,643 shares of Common Stock (post-split) from various shareholders of ITHC. The aggregate purchase price paid to such shareholders by the related parties for such shares was approximately $49,000. Adam K. Stern, Senior Managing Director of the Placement Agent and its designee to serve on the Company’s Board of Directors upon the Closing of the Offering, beneficially owns 1,948,322 of these shares (post-split).

ITHC engaged the Placement Agent as its exclusive placement agent in connection with the Offering. For its services, ITHC paid the Placement Agent (i) a cash fee equal to 10% of the gross proceeds raised in the Offering ($1,300,000) and (ii) a non-accountable expense allowance equal to 3% of the gross proceeds raised in the Offering ($390,000). In addition, the Company granted to the Placement Agent or its designees, for nominal consideration, five-year warrants (“Placement Agent Warrants”) to purchase (i) 2,600,000 shares of Common Stock at an exercise price of $1.00 per share and (ii) 2,600,000 shares of Common Stock at an exercise price of $1.40 per share. None of such warrants or the shares issuable thereunder are being included for resale pursuant to this registration statement.

The Company has agreed to engage the Placement Agent as its warrant solicitation agent in the event the Company elects to call the Investor Warrants for redemption and in such case shall pay a warrant solicitation fee to the Placement Agent equal to five (5%) percent of the amount of funds solicited by the Placement Agent upon the exercise of the Investor Warrants following such redemption.

The Placement Agent was granted the right to designate one member to our Board of Directors for a period of two years following the closing of the Offering and has designated Adam K. Stern to fill such Board seat.

The Company has also agreed to pay the Placement Agent compensation of $5,000 per month for a period of two years for services relating to strategies to maximize shareholder value; and entered into a non-exclusive finder’s fee agreement with the Placement Agent providing that if the Placement Agent shall introduce us to a third party that consummates certain investment or business combination transactions with us during the eighteen (18) month period following the final Closing of the Offering, the Placement Agent will be paid a finder’s fee, payable in cash at the closing of such transaction, equal to 7% of the first $1 million of consideration paid by or to the Company, plus 6% of the next $1 million of consideration paid by or to the Company, plus 5% of the next $5 million of the consideration paid by or to the Company, plus 4% of the next $1 million paid by or to the Company, plus 3% of the next $1 million paid by or to the Company, plus 2.5% of any consideration paid by or to the Company in excess of $9 million. The Placement Agent will not be entitled to a finder’s fee with respect to any transaction entered into with any party with whom the Company had a pre-existing relationship prior to the date of the specific introduction and who was not introduced to the Company by the Placement Agent.

Furthermore, we granted the Placement Agent a preferential right of first refusal to act as agent with respect to future private placements of the Company’s securities for a period of eighteen (18) months from the date of the final Closing of the Offering.

The Company agreed to indemnify the Placement Agent and other broker-dealers who are FINRA members selected by the Placement Agent to offer and sell Units in the Offering, to the fullest extent permitted by law for a period of four (4) years from the Closing of the Offering, against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Placement Agent, pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transactions between InVivo and its CEO

Beginning on December 31, 2005, InVivo’s CEO and majority shareholder, Frank M. Reynolds, made a series of advances to InVivo to fund its continuing operations until it raised additional capital. Interest accrued on these advances at an annual rate of 8%. The largest aggregate amount of this indebtedness outstanding since the beginning of the fiscal year ended December 31, 2010 was $145,985. Interest payments totaling $2,373 were made during the fiscal year ended December 31, 2010. All amounts advanced to InVivo were paid back to Frank M. Reynolds before consummation of the Merger.

Lock-ups

Officers, directors and holders of 5% or more of the Company’s Common Stock and certain employees and affiliates of the Placement Agent have agreed to “lock-up” and not sell or otherwise transfer or hypothecate any of their shares for a term equal to the earlier of (i) twelve (12) months from the Closing Date of the Merger; or (ii) six (6) months following the effective date of the Registration Statement registering the shares of Common Stock that were sold in the Offering.

SELLING SECURITYHOLDERS

Below is information with respect to the beneficial ownership of our securities by the Selling Securityholders as of January 31, 2011. Except as described below, the Selling Securityholders do not have, or have had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. Beneficial ownership has been determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. Our registration of these securities does not necessarily mean that the Selling Securityholders will sell any or all of the securities covered by this prospectus.

We are registering 26,047,200 shares of Common Stock underlying the Units, the Investor Warrants and the New Bridge Warrants, issued to the Selling Securityholders, in each case, for resale from time to time by the Selling Securityholders identified in this prospectus.

The information set forth in the following table regarding the beneficial ownership after resale of securities assumes that the Selling Securityholder will purchase the maximum number of shares of Common Stock provided for by the Investor Warrants and New Bridge Warrants and will sell all of the shares of Common Stock owned by that Selling Securityholder covered by this prospectus. There is no assurance that any of the warrants will be exercised.

	Securities Beneficially Owned Prior to the Offering		Securities Offered Hereby		Securities Beneficially Owned After this Offering
Name	Common Stock(1)	Warrants	Common Stock	Common Stock underlying Warrants	Common Stock	Warrants
John E. Dell	651,400	801,400	651,400	801,400	—	—
Lester Petracca	650,000	650,000	650,000	650,000	—	—
Jerome Z. Ginsburg	600,000	600,000	600,000	600,000	—	—
Richard Neustadter	500,000	500,000	500,000	500,000	—	—
Gibralt Capital Corp.	500,000	500,000	500,000	500,000	—	—
Dr. Jan Arnett	400,000	400,000	400,000	400,000	—	—
Craig Whited	350,000	350,000	350,000	350,000	—	—
Mark Tompkins	300,000	300,000	300,000	300,000	—	—
John Derby	250,000	250,000	250,000	250,000	—	—
Edward M. Dunn	250,000	250,000	250,000	250,000	—	—
Craig A.T. Jones	250,000	250,000	250,000	250,000	—	—
Michael E. Pauly & Patricia R. Pauly JTWROS	250,000	250,000	250,000	250,000	—	—
Ralph Pastore	250,000	250,000	250,000	250,000	—	—
RRC Bio Fund LP	250,000	250,000	250,000	250,000	—	—
Daniel Salvas	250,000	250,000	250,000	250,000	—	—
Michael Willis and Sharon Willis JTWROS	200,000	200,000	200,000	200,000	—	—
White Rock Capital Partners, LP	200,000	200,000	200,000	200,000	—	—
Paul J. Kilgallon	200,000	200,000	200,000	200,000	—	—
Ligi Realty Limited Partnership	200,000	200,000	200,000	200,000	—	—
Wealth Concepts LLC	200,000	200,000	200,000	200,000	—	—
Kevin Carnahan	200,000	200,000	200,000	200,000	—	—
James Byron Moore III	145,000	145,000	145,000	145,000	—	—
Bonanno Family Partnership LLP	125,000	125,000	125,000	125,000	—	—
Jon O’Connor	125,000	125,000	125,000	125,000	—	—
Harry L. Shufflebarger Revocable Trust	125,000	125,000	125,000	125,000	—	—
ACP X, LP	100,000	100,000	100,000	100,000	—	—

	Securities Beneficially Owned Prior to the Offering		Securities Offered Hereby		Securities Beneficially Owned After this Offering
Name	Common Stock(1)	Warrants	Common Stock	Common Stock underlying Warrants	Common Stock	Warrants
Harvey Arbesman and Marian C. Arbesman JTWROS	100,000	100,000	100,000	100,000	—	—
Fairfield Investment Group LLC	100,000	100,000	100,000	100,000	—	—
Kaaren L. Finnieston	100,000	100,000	100,000	100,000	—	—
Andrew Fisher	100,000	100,000	100,000	100,000	—	—
Sean Fitzpatrick	100,000	100,000	100,000	100,000	—	—
Dean G. Holland and Annette B. Holland JTWROS	100,000	100,000	100,000	100,000	—	—
John D. Long	100,000	100,000	100,000	100,000	—	—
Michael J. Pierce	100,000	100,000	100,000	100,000	—	—
QIP Holdings LLC	100,000	100,000	100,000	100,000	—	—
Nadine Smith	100,000	100,000	100,000	100,000	—	—
FMTC as Custodian FBO Thomas C. Stephens Roth IRA	100,000	100,000	100,000	100,000	—	—
Garretson B. Trudeau	100,000	100,000	100,000	100,000	—	—
Jeffrey D. Vaught	100,000	100,000	100,000	100,000	—	—
Andrew Brenner	100,000	100,000	100,000	100,000	—	—
Banque de Luxembourg—Client Account	100,000	100,000	100,000	100,000	—	—
George Karfunkel	100,000	100,000	100,000	100,000	—	—
Edward S. Rosenthal	100,000	100,000	100,000	100,000	—	—
Todd Stuart	85,794	85,794	85,794	85,794	—	—
Robert B. Baker	75,000	75,000	75,000	75,000	—	—
Erich J. Weidenbener	75,000	75,000	75,000	75,000	—	—
Richard Scheffel	70,000	70,000	70,000	70,000	—	—
Philip A. Serbin	70,000	70,000	70,000	70,000	—	—
Anthony Ameduri	60,000	60,000	60,000	60,000	—	—
HRMG Inc. Profit Sharing 401K Plan DTD 7104 FBO James Moore	55,000	55,000	55,000	55,000	—	—
Humboldt Radiology Medical Group PSP 401 (K) FBO Donald C. Wheeler	52,750	52,750	52,750	52,750	—	—
Andrew Meade	50,267	50,267	50,267	50,267	—	—
Lon E. Bell	50,000	50,000	50,000	50,000	—	—
FMTC as Custodian FBO Gerald C. Chichester	50,000	50,000	50,000	50,000	—	—
Lee Harrison Corbin	50,000	50,000	50,000	50,000	—	—
FMTC as Custodian FBO Wendy Flath Roth IRA	50,000	50,000	50,000	50,000	—	—
Aubrey W. Gladstone	50,000	50,000	50,000	50,000	—	—
Mark Harger	50,000	50,000	50,000	50,000	—	—
Daniel W. Hummell & Allaire D. Hummell JTWROS	50,000	50,000	50,000	50,000	—	—
Robert Klein	50,000	50,000	50,000	50,000	—	—

	Securities Beneficially Owned Prior to the Offering		Securities Offered Hereby		Securities Beneficially Owned After this Offering
Name	Common Stock(1)	Warrants	Common Stock	Common Stock underlying Warrants	Common Stock	Warrants
Patrick Lorenz, MD	50,000	50,000	50,000	50,000	—	—
Christopher Meyer & Mary Rivet JTWROS	50,000	50,000	50,000	50,000	—	—
John Meyer	50,000	50,000	50,000	50,000	—	—
Robert L. Montgomery	50,000	50,000	50,000	50,000	—	—
Mel Okeon Inc. Profit Sharing Trust	50,000	50,000	50,000	50,000	—	—
FMTC as Custodian FBO Edward N. Robinson Roth IRA	50,000	50,000	50,000	50,000	—	—
Peter Sabo	50,000	50,000	50,000	50,000	—	—
Albert L. Salvatico	50,000	50,000	50,000	50,000	—	—
SavoyCapron LLC	50,000	50,000	50,000	50,000	—	—
Janea Jones-Schenk and Paul Schenk JTWROS	50,000	50,000	50,000	50,000	—	—
FMTC as Custodian FBO Elisabeth A. Stephens IRA	50,000	50,000	50,000	50,000	—	—
FMTC as Custodian FBO Michael Stephens Roth IRA	50,000	50,000	50,000	50,000	—	—
FMTC as Custodian FBO Thomas B. Stephens IRA	50,000	50,000	50,000	50,000	—	—
Richard Weeks	50,000	50,000	50,000	50,000	—	—
Edward A. Weidenbener and Mary Lou Weidenbener JTWROS	50,000	50,000	50,000	50,000	—	—
Jason Willis	50,000	50,000	50,000	50,000	—	—
Paul Tompkins	50,000	50,000	50,000	50,000	—	—
Graham Carlton	50,000	50,000	50,000	50,000	—	—
Edward Moldaver	50,000	50,000	50,000	50,000	—	—
Mitchell L. Lampert	40,373	40,373	40,373	40,373	—	—
T. Shawn Hehir	40,000	40,000	40,000	40,000	—	—
David Hochman	37,500	37,500	37,500	37,500	—	—
CoJack Investment Opportunities, LLC	30,000	30,000	30,000	30,000	—	—
Harold S. Gault and Evelyn Gault JTWROS	30,000	30,000	30,000	30,000	—	—
John Saraceno	30,000	30,000	30,000	30,000	—	—
Mark Saraceno	30,000	30,000	30,000	30,000	—	—
Eric M. Scholtz	30,000	30,000	30,000	30,000	—	—
Highstone Trust	30,000	30,000	30,000	30,000	—	—
Milen Petkov Tzvetanov	25,363	25,363	25,363	25,363	—	—
Harold Ackerstein	25,000	25,000	25,000	25,000	—	—
Lawrence B. Barraza	25,000	25,000	25,000	25,000	—	—
Alan Bilzi	25,000	25,000	25,000	25,000	—	—
Bradley Resources Company	25,000	25,000	25,000	25,000	—	—
William Clifford	25,000	25,000	25,000	25,000	—	—
Timothy Elmes	25,000	25,000	25,000	25,000	—	—
Richard Ernest	25,000	25,000	25,000	25,000	—	—
Reiner Fenske	25,000	25,000	25,000	25,000	—	—

	Securities Beneficially Owned Prior to the Offering		Securities Offered Hereby		Securities Beneficially Owned After this Offering
Name	Common Stock(1)	Warrants	Common Stock	Common Stock underlying Warrants	Common Stock	Warrants
Raymond Dale Hautakamaki and Ann Hautamaki JTWROS	25,000	25,000	25,000	25,000	—	—
Andrew H. Kaufman	25,000	25,000	25,000	25,000	—	—
Douglas P. Kaufman	25,000	25,000	25,000	25,000	—	—
Carol Kubiak and Dr. A. Mitarotondo JTWROS	25,000	25,000	25,000	25,000	—	—
Barry Render Family Trust	25,000	25,000	25,000	25,000	—	—
Vincent G. Scott	25,000	25,000	25,000	25,000	—	—
Steven M. Weisman	25,000	25,000	25,000	25,000	—	—
Richard White	25,000	25,000	25,000	25,000	—	—
Michael Cohen	25,000	25,000	25,000	25,000	—	—
Peter C. Gould	25,000	25,000	25,000	25,000	—	—
Maurice & Stacy Gozlan TIE	25,000	25,000	25,000	25,000	—	—
Donald R. Johnson	25,000	25,000	25,000	25,000	—	—
Susan Chase Lottich	25,000	25,000	25,000	25,000	—	—
Steven Poletti	25,000	25,000	25,000	25,000	—	—
Mark Sainato	25,000	25,000	25,000	25,000	—	—
Northlea Partners Ltd.	25,000	25,000	25,000	25,000	—	—
Stephen De Kanter	25,000	25,000	25,000	25,000	—	—
James W. Dwyer	25,000	25,000	25,000	25,000	—	—
Peter M. Knapp Jr.	25,000	25,000	25,000	25,000	—	—
Reed S. Oslan	25,000	25,000	25,000	25,000	—	—
Henry Rothman	25,000	25,000	25,000	25,000	—	—
Robyn Schreiber Irrevocable Trust, Warren Schreiber TTEE	25,000	25,000	25,000	25,000	—	—
Joe N. & Jamie Behrendt Revocable Trust 10/20/96	20,000	20,000	20,000	20,000	—	—
Rene Beuggert	20,000	20,000	20,000	20,000	—	—
Eaglebrook School Special Investment Account	20,000	20,000	20,000	20,000	—	—
Field & Field Limited Partnership	20,000	20,000	20,000	20,000	—	—
World Equity Group FBO Harold Gault IRA	20,000	20,000	20,000	20,000	—	—
Vicki Goggin	20,000	20,000	20,000	20,000	—	—
Karen Otto & Gregory Russell JTWROS	20,000	20,000	20,000	20,000	—	—
Mark A. Wagner & Karen L. Wagner JTWROS	20,000	20,000	20,000	20,000	—	—
Oaktree Financial Group, Inc. Defined Benefit Plan, Michael Balasco TTEE	20,000	20,000	20,000	20,000	—	—
Marvin Boehm Family Trust	20,000	20,000	20,000	20,000	—	—
Marshall N. Dickler	20,000	20,000	20,000	20,000	—	—
David G. Rosen and Julie L. Rosen JTWROS	20,000	20,000	20,000	20,000	—	—
Sean Janzer	20,000	20,000	20,000	20,000	—	—

	Securities Beneficially Owned Prior to the Offering		Securities Offered Hereby		Securities Beneficially Owned After this Offering
Name	Common Stock(1)	Warrants	Common Stock	Common Stock underlying Warrants	Common Stock	Warrants
Barclay Armitage	15,000	15,000	15,000	15,000	—	—
Bruce Cooper	15,000	15,000	15,000	15,000	—	—
Souheil Haddad	15,000	15,000	15,000	15,000	—	—
WLR Family Partnership, LP	15,000	15,000	15,000	15,000	—	—
Richard Bue and Rachel Bue JTWROS	15,000	15,000	15,000	15,000	—	—
Philip B. Rosen	15,000	15,000	15,000	15,000	—	—
Allen Sessoms	15,000	15,000	15,000	15,000	—	—
David Kovacs	15,000	15,000	15,000	15,000	—	—
Terence Oi	12,500	12,500	12,500	12,500	—	—
Robert Burkhardt	10,000	10,000	10,000	10,000	—	—
Kevin Doherty	10,000	10,000	10,000	10,000	—	—
Ron Eller & Beth Eller JTWROS	10,000	10,000	10,000	10,000	—	—
Beth L. Gottshall	10,000	10,000	10,000	10,000	—	—
George Nolen	10,000	10,000	10,000	10,000	—	—
Christi M. Pedra	10,000	10,000	10,000	10,000	—	—
Timothy Pliske and Sara Pliske JTWROS	10,000	10,000	10,000	10,000	—	—
Dennis Pope	10,000	10,000	10,000	10,000	—	—
William N. Strawbridge	10,000	10,000	10,000	10,000	—	—
N. Michael Wolsonovich, Jr.	10,000	10,000	10,000	10,000	—	—
M. Jay Herod	10,000	10,000	10,000	10,000	—	—
Aaron Lehmann	10,000	10,000	10,000	10,000	—	—
William Martin Roberts	10,000	10,000	10,000	10,000	—	—
Ian Stern	10,000	10,000	10,000	10,000	—	—
Bruce Levenbrook	10,000	10,000	10,000	10,000	—	—
Gerald F. Quinn & Justine M. Quinn JTWROS	10,000	10,000	10,000	10,000	—	—
Michael Zimmerman	10,000	10,000	10,000	10,000	—	—
Bryan Feinberg	9,153	9,153	9,153	9,153	—	—
Athanasios Koukoulis	7,500	7,500	7,500	7,500	—	—
Kathleen S. McHugh	7,500	7,500	7,500	7,500	—	—
Richard M Spitalny	7,000	7,000	7,000	7,000	—	—
Ilan Alon	5,000	5,000	5,000	5,000	—	—
O. Stuart Chase	5,000	5,000	5,000	5,000	—	—
David Mexicotte	5,000	5,000	5,000	5,000	—	—
Thomas N. Gannon	1,500	1,500	1,500	1,500	—	—
Todd Stuart		85,000		85,000	—	—
Andrew Meade		50,000		50,000	—	—
Mitchell L. Lampert		40,000		40,000	—	—
Milen Petkov Tzvetanov		25,000		25,000	—	—
Totals	12,848,600	13,198,600	12,848,600	13,198,600	—	—

(1)	Does not include shares of Common Stock underlying the warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “NVIV.OB.” Our shares of Common Stock began being quoted on the OTC Bulletin Board under the symbol “NVIV.OB” effective October 29, 2010.

The following table contains information about the range of high and low bid prices for our Common Stock for the quarterly period ended December 31, 2010 based upon reports of transactions on the OTC Bulletin Board. Prices are on a post-split basis.

Fiscal Quarter End	Low Bid	High Bid
December 31, 2010	$1.30	$4.00

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

On January 31, 2011, the closing bid price of our Common Stock as reported by the OTC Bulletin Board was $1.76 per share.

Trades in the Common Stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of Common Stock. As a result of these rules, investors may find it difficult to sell their shares.

Holders

As of the date of this prospectus, there are approximately 212 record holders of 51,647,171 shares of the Common Stock. As of the date of this prospectus, 18,800,000 shares of Common Stock are issuable upon the exercise of outstanding warrants and 5,915,557 shares are exercisable upon the exercise of options.

Dividend Policy

We have never declared or paid cash dividends. We do not intend to pay cash dividends on our Common Stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of cash dividends if any, on the Common Stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

DESCRIPTION OF CAPITAL STOCK

The following information describes our capital stock as well as certain provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

As of January 19, 2011, our authorized capital stock consisted of 100,000,000 shares of Common Stock, par value $0.00001 per share.

Issued and Outstanding Capital Stock

As of January 19, 2011, there were the following issued and outstanding securities of the Company:

•	51,647,171 shares of Common Stock;

•	Options to purchase 5,915,557 shares of Common Stock granted under the 2007 Plan;

•

Investor Warrants to purchase 13,000,000 shares of Common Stock at $1.40 per share issued to the investors in the Offering and warrants issued to the Placement Agent to purchase 2,600,000 shares of Common Stock at a price of $1.00 per share and 2,600,000 warrants exercisable at a price of $1.40 per share; and

•

New Bridge Warrants issued to Bridge Investors in the Bridge Financing to purchase 500,000 shares of Common Stock at $1.00 per share and 100,000 New Bridge Warrants exercisable at a price of $1.00 per share issued to the Placement Agent in connection with the Bridge Financing.

Description of Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. The amended and restated Articles of Incorporation do not provide for cumulative voting in the election of directors. The Common Stock holders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the Common Stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Registration Rights Agreement

The Company is required to file within 90 days of the date of the final Closing of the Offering (the “Filing Deadline”), a Registration Statement registering for resale all shares of Common Stock issued in the Offering, including Common Stock (i) included in the Units; and (ii) issuable upon exercise of the Investor Warrants; consistent with the terms and provisions of the Registration Rights Agreement, included as an exhibit to the registration statement of which this prospectus forms a part. The holders of any registrable securities removed from the Registration Statement as a result of a Rule 415 or other comment from the SEC shall have “piggyback” registration rights for the shares of Common Stock or Common Stock underlying such warrants with respect to any registration statement filed by the Company following the effectiveness of the Registration Statement which would permit the inclusion of these shares. The Company has agreed to use its reasonable efforts to have the registration statement declared effective within 180 days of filing the registration statement (the “Effectiveness Deadline”).

If the Registration Statement is not filed on or before the Filing Deadline or not declared effective on or before the Effectiveness Deadline, the Company shall pay to each holder of registrable securities an amount in cash equal to one-half of one percent (0.5%) of such holder’s investment herein or in the Bridge Financing on every thirty (30) day anniversary of such Filing Deadline or Effectiveness Deadline failure until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by the Company as the result of such failures, whether by reason of a Filing Deadline failure, Effectiveness Deadline failure or any combination thereof, shall be an amount equal to 9% of each holder’s investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the holder’s registrable securities may be sold by such holder under Rule 144 or pursuant to another exemption from registration. Moreover, no such payments shall be due and payable with respect to any registrable securities the Company is unable to register due to limits imposed by the SEC’s interpretation of Rule 415 under the Securities Act.

The Company shall keep the Registration Statement effective for one (1) year from the date it is declared effective by the SEC or until Rule 144 of the Securities Act is available to Investors herein with respect to all of their shares, whichever is earlier.

Description of Investor Warrants

After the consummation of the Merger and the simultaneous closing of the Offering, there were Investor Warrants issued to purchase 13,000,000 shares of Common Stock held by investors purchasing Units in the Offering. Each Investor Warrant entitles the holder to purchase one share of Common Stock at a purchase price of $1.40 during the five (5) year period commencing on the issuance of the Investor Warrants. The Investor Warrants may be called and redeemed by the Company at any time the Common Stock trades above $2.80 for twenty (20) consecutive days following the effectiveness of the registration statement covering the resale of the underlying Investor Warrant shares. The Investor Warrants can only be called if a registration statement registering the shares underlying the Investor Warrants is in effect at the time of the call.

The Investor Warrants, at the option of the holder, may be exercised by cash payment of the exercise price to the Company. The Investor Warrants may be exercised on a cashless basis commencing one year after issuance if no registration statement registering the shares underlying the Investor Warrants is then in effect. The Placement Agent shall receive a warrant solicitation fee equal to 5% of the funds solicited by the Placement Agent upon exercise of the Investor Warrants if the Company elects to call the Investor Warrants. The exercise price and number of shares of Common Stock issuable on exercise of the Investor Warrants may be adjusted in certain circumstances including a weighted average adjustment in the event of future issuances of the Company’s equity securities at a price less than the exercise price of the Investor Warrant, in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Investor Warrants. If, upon exercise of the Investor Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of Common Stock to be issued to the Investor Warrant holder.

New Bridge Warrants

In September 2010, InVivo completed a Bridge Financing, wherein it sold $500,000 in principal amount of its Bridge Notes and 36,310 Bridge Warrants to accredited investors. The Bridge Warrants converted into 500,000 New Bridge Warrants, each exercisable at a price of $1.00 per New Bridge Warrant, upon the closing of the Offering and the Merger. Holders of the New Bridge Warrants received the same registration rights with respect to the shares of Common Stock issuable upon exercise of the New Bridge Warrants as the investors in the Offering.

Placement Agent Warrants

The Placement Agent Warrants permit the Placement Agent or its designees, to purchase for a five-year period, (i) 2,600,000 shares of Common Stock at an exercise price of $1.00 per share and (ii) 2,600,000 shares of Common Stock at an exercise price of $1.40 per share. The Placement Agent Warrants have no registration rights and contain weighted average anti-dilution and immediate cashless exercise provisions.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has less than 200 stockholders.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Indemnification of Officers and Directors

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acted in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

We have entered into an indemnification agreement with each of our officers pursuant to which they will be indemnified by us, subject to certain limitations, for any liabilities incurred by them in connection with their role as officers and/or directors of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004.

PLAN OF DISTRIBUTION

Each Selling Securityholder and its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of Common Stock on a stock exchange, market or trading facility on which those securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

We are also registering the initial issuance of shares of our Common Stock upon the exercise of the Investor and New Bridge Warrants acquired from the Selling Securityholders pursuant to this prospectus.

A Selling Securityholder may use any one or more of the following methods when selling the securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell their shares of Common Stock, Investor Warrants and New Bridge Warrants under Rule 144 under the Securities Act, rather than under this prospectus.

The Selling Securityholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver securities in connection with these trades.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Securityholder. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares being registered herein. We are not required to pay commissions and other selling expenses. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of or based upon any untrue statement of a material fact contained in the registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission of a material fact required to be stated or necessary to make the statements therein not misleading.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of Common Stock and activities of the Selling Securityholders.

LEGAL MATTERS

The validity of the shares of Common Stock being offered will be passed upon for us by BRL Law Group LLC, Boston, Massachusetts.

EXPERTS

Our balance sheets as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended and for the period from November 28, 2005 (inception) to December 31, 2009 have been included herein and in the registration statement in reliance upon the report of Wolf & Company, P.C., independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to the Common Stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and accordingly we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, on the Internet at the SEC’s website at www.sec.gov. You can also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

InVivo Therapeutics Corporation

Unaudited Financial Statements

For the Interim Periods Ended September  30, 2010 and 2009

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$62,006	$226,667
Prepaid expenses	51,015	10,898
Deferred financing costs	30,280	—

Total current assets	143,301	237,565
Property and equipment, net	166,021	173,797
Other assets	54,889	58,639

Total assets	$364,211	$470,001

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$139,508	$81,175
Accrued interest payable	66,642	283,608
Derivative warrant liability	229,921	—
Accrued expenses	85,777	293,584
Loans payable-current, net of discount	396,235	—

Total current liabilities	918,083	658,367
Loans payable	500,000	590,985
Convertible notes payable	—	2,840,000

Total liabilities	1,418,083	4,089,352

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.001 par value; authorized 5,000,000 shares, issued and outstanding 2,261,862 and 1,906,926 shares at September 30, 2010 and December 31, 2009, respectively	2,262	1,907
Additional paid-in capital	6,384,502	1,558,191
Deficit accumulated during the development stage	(7,440,636)	(5,179,449)

Total stockholders’ deficit	(1,053,872)	(3,619,351)

Total liabilities and stockholders’ deficit	$364,211	$470,001

The accompanying notes are an integral part of these financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		November 28, 2005 (inception) to September 30, 2010

	2010	2009	2010	2009
Operating expenses:
Research and development	$324,626	$485,328	$950,054	$1,275,362	$4,433,622
General and administrative	424,050	147,853	974,947	459,395	2,570,727

Total operating expenses	748,676	633,181	1,925,001	1,734,757	7,004,349

Operating loss	(748,676)	(633,181)	(1,925,001)	(1,734,757)	(7,004,349)

Other income (expense):
Other income (expense)	—	—	—	—	383,000
Interest income	48	159	268	214	8,179
Interest expense	(36,931)	(63,817)	(285,259)	(187,804)	(774,471)
Derivatives loss	(51,195)	—	(51,195)	—	(51,195)

Other income (expense), net	(88,078)	(63,658)	(336,186)	(187,590)	(434,487)

Net loss	$(836,754)	$(696,839)	$(2,261,187)	$(1,922,347)	$(7,438,836)

Net loss per share	$(0.37)	$(0.39)	$(1.09)	$(1.07)	$(3.58)

Weighted average number of common shares outstanding, basic and diluted	2,261,682	1,800,000	2,077,798	1,800,000

The accompanying notes are integral part of these financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30, 2010		Period from November 28, 2005 (inception) to September 30, 2010
	2010	2009
Cash flows from operating activities:
Net loss	$(2,261,187)	$(1,922,347)	$(7,438,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	36,136	22,427	84,223
Derivatives loss	51,195	—	51,195
Non-cash interest expense	236,286	176,565	670,585
Share-based compensation expense	364,128	26,300	578,060
Changes in operating assets and liabilities:
Prepaid expenses	(40,117)	9,724	(51,015)
Other assets	—	—	(75,000)
Accounts payable	58,333	(77,029)	139,508
Accrued interest payable	13,967	11,236	66,642
Accrued expenses	(207,807)	(21,613)	85,777

Net cash used in operating activities	(1,749,066)	(1,774,737)	(5,888,861)

Cash flows from investing activities:
Purchases of property and equipment	(24,610)	(122,061)	(230,133)

Net cash used in investing activities	(24,610)	(122,061)	(230,133)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	200,000	1,210,000	4,181,000
Proceeds from convertible bridge notes payable	500,000	—	500,000
Proceeds from (payments on) loans payable	(90,985)	509,800	500,000
Proceeds from issuance of common stock	1,000,000	—	1,000,000

Net cash provided by financing activities	1,609,015	1,719,800	6,181,000

(Decrease) increase in cash and cash equivalents	(164,661)	(176,998)	62,006
Cash and cash equivalents at beginning of period	226,667	206,789	—

Cash and cash equivalents at end of period	$62,006	$29,791	$62,006

Supplemental disclosure of cash flow information and non-cash transactions:
Cash paid for interest	$29,586	$—	$29,586

Beneficial conversion feature on convertible notes payable	$134,410	$—	$134,410

Conversion of convertible ntoes payable and accrued interest into common stock	$3,328,128	$1,141,567	$4,672,484

Issuance of founders shares	$—	$—	$1,800

Fair value of warrants issued in connection with bridge notes payable	$178,726	$—	$178,726

The accompanying notes are an integral part of these financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

1.	NATURE OF OPERATIONS

Business

InVivo Therapeutics Corporation (“InVivo” or the “Company”) was incorporated on November 28, 2005 under the laws of the State of Delaware. The Company is developing and commercializing biopolymer scaffolding devices for the treatment of spinal cord injuries (“SCI”). The biopolymer devices are designed to protect the damaged spinal cord from further secondary injury and promote neuroplasticity, a process where functional recovery can occur through the rerouting of signaling pathways to the spared healthy tissue.

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage.

The Company is subject to a number of risks similar to other companies in their industry including rapid technological change, the risk that its products will fail to demonstrate efficacy in clinical trials, uncertainty of market acceptance of the product, competition from larger companies with similar products and dependence on key personnel.

2.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the financial statements is as follows:

Use of estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Property and equipment

Property and equipment are carried at cost. Depreciation expense is provided over the estimated useful lives of the assets using the straight-line method. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life
Computer hardware	5 years
Software	3 years
Research and lab equipment	5 years

Depreciation expense for the nine months ended September 30, 2010 and 2009 was $32,386 and $18,677, respectively. Maintenance and repairs are charged to expense as incurred, while any additions or improvements are capitalized.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and development expenses

Costs incurred for research and development are expensed as incurred.

Income taxes

For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, the Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are realizable.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of September 30, 2010 or December 31, 2009.

Concentrations of credit risk

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company may from time to time have cash in banks in excess of FDIC insurance limits.

Impairment of long-lived assets

The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying value of the asset may not be recoverable. No impairment charges were recorded in the nine months ended September 30, 2010 and 2009.

Share-based payments

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock-based award. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Due to its limited operating history and limited number of sales of its common stock, the Company estimates its volatility in consideration of a number of factors including the volatility of comparable public companies.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

SIGNIFICANT ACCOUNTING POLICIES (concluded)

Derivative Instruments

The Company generally does not use derivative instruments to hedge exposures to cash-flow or market risks; however, certain warrants to purchase common stock that do not meet the requirements for classification as equity are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. Such financial instruments are initially recorded at fair value, or relative fair value when issued with other instruments, with subsequent changes in fair value charged (credited) to operations in each reporting period. If these instruments subsequently meet the requirements for classification as equity, the Company reclassifies the fair value to equity.

Recent accounting pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) ratified an accounting pronouncement that provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. This accounting pronouncement is effective for fiscal years beginning after December 15, 2008. The consensus must be applied to outstanding instruments as of the beginning of the fiscal year in which the consensus is adopted and should be treated as a cumulative-effect adjustment to the opening balance of retained earnings. Early adoption is not permitted. On January 1, 2009, the Company adopted this pronouncement and it did not have a material impact on the Company’s financial statements or related disclosures.

In October 2009, the FASB issued two related accounting pronouncements, Accounting Standards Update (“ASU”) 2009-13 and ASU 2009-14, relating to revenue recognition. One pronouncement provides guidance on allocating the consideration in a multiple-deliverable revenue arrangement and requires additional disclosure, while the other pronouncement provides guidance specific to revenue arrangements that include software elements. Both of these pronouncements are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and both must be adopted together. The Company does not expect the adoption of these pronouncements to have a material impact on its financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. This Update requires new disclosures and clarifies existing disclosures regarding recurring and nonrecurring fair value measurements to provide increased transparency to users of the financial statements. The new disclosures and clarification of existing disclosures are effective for interim and annual periods beginning after December 15, 2009; except for the disclosures pertaining to the roll forward of activity for Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this Update on January 1, 2010 did not have a material impact on the Company’s financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

3.	OTHER ASSETS

Other assets consist of a patent licensing fee paid to license intellectual property (see Note 13). The Company is amortizing the license fee to research and development over its 15-year term.

	September 30, 2010	December 31, 2009
	(unaudited)
Patent licensing fee	$75,000	$75,000
Accumulated amortization	(20,111)	(16,361)

	$54,889	$58,639

Amortization expense was $3,750 in the nine months ended September 30, 2010 and 2009.

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30, 2010	December 31, 2009
	(unaudited)
Computer software and hardware	$61,742	$47,668
Research and lab equipment	168,392	157,855
Less accumulated depreciation	(64,113)	(31,726)

	$166,021	$173,797

5.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30, 2010	December 31, 2009
	(unaudited)
Other accrued expenses	$41,479	$138,750
Accrued payroll	15,992	18,969
Accrued vacation	28,306	15,865
Deferred compensation	—	120,000

	$85,777	$293,584

Deferred compensation represents amounts owed to the Chief Executive Officer (“CEO”) and majority shareholder with respect to annual bonuses granted but not paid.

6.	FAIR VALUES OF ASSETS AND LIABILITIES

The Company groups its assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

FAIR VALUES OF ASSETS AND LIABILITIES (concluded)

market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 — Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The Company uses valuation methods and assumptions that consider among other factors the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

September 30, 2010
	Level 1	Level 2	Level 3	Fair Value
Liabilities:
Derivative warrant liability	$—	$229,921	—	$229,921

December 31, 2009
	Level 1	Level 2	Level 3	Fair Value
Liabilities:
Derivative warrant liability	$—	$—	—	$—

7.	LOANS PAYABLE

Loans payable consisted of the following:

	September 30, 2010	December 31, 2009
	(unaudited)
Advances from related party	$—	$90,985
Loans payable-Bridge Notes Payable, net of discount	396,235	—
Loan payable-Massachusetts Life Science Center	500,000	500,000

	896,235	590,985
Less current portion	(396,235)	—

	$500,000	$590,985

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

LOANS PAYABLE (continued)

Advances from Related Party

Advances from related party represent cash advances received from CEO and majority shareholder which permitted the Company to continue to fund its operations until it raised additional capital. Interest accrued on these advances at an annual rate of 8%. Interest expense related to Advances from related party was $2,373 and $5,501 in the nine months ended September 30, 2010 and 2009, respectively.

Loan Payable — Massachusetts Life Science Center

The Company issued a $500,000 Note Payable in June 2009 to the Massachusetts Life Science Center, an independent public agency of the State of Massachusetts. The Company received the $500,000 of funding from the Massachusetts Life Science Accelerator Program which was established for the purpose of providing seed capital to promising early stage life science companies. The terms of the Note Payable call for full repayment upon the earlier of five years, the sale of the Company or a financing that raises minimum net proceeds of $5,000,000. Interest accrues on the Note Payable at an annual rate of 10% and is payable at maturity. Interest expense related to the Note Payable was $38,808 and $12,602 in the nine months ended September 30, 2010 and 2009, respectively. The Company completed a private placement on October 26, 2010 (see Note 15) and the Note Payable and accrued interest thereon was repaid in full.

Loans Payable — Convertible Bridge Notes

From July through September 2010, the Company raised $500,000 from the sale of 6% convertible promissory notes (the “Bridge Notes”). The Bridge Notes automatically convert into the equity securities of the next financing if a minimum of $3 million is raised; otherwise the notes are due and payable on December 31, 2010. The Bridge Notes accrue interest at a rate of 6% per annum. In connection with the Bridge Notes, the Company also issued to investors warrants to purchase 36,310 shares of common stock (the “Bridge Warrants”). The Bridge Warrants are exercisable for a period of five years with an exercise price of $13.77 per share.

The Company engaged a registered broker-dealer as a placement agent (the “Placement Agent”) in conjunction with the Bridge Notes. As compensation, the Placement Agent received a warrant to purchase 7,262 shares of common stock at an exercise price of $13.77 per share.

In order to account for the Bridge Notes and Bridge Warrants, the Company allocated the proceeds between the Bridge Notes and Bridge Warrants on a relative fair value basis. As a result, the Company allocated $138,352 to the Bridge Warrants with the remainder of the proceeds allocated to the Bridge Notes. The total discount on the Bridge Notes of $138,352 is being recognized as non-cash interest expense over the term of the Bridge Notes. The Company then determined that the Bridge Notes contained a contingent beneficial conversion feature of $138,352. This amount will be recorded as additional paid-in capital and an additional discount on the Bridge Notes when the contingency is resolved. The fair value of the Placement Agent warrants, $40,373, was recorded as a debt issuance cost and will be amortized to non-cash interest expense over the term of the Bridge Notes.

The warrants issued to the investors and the placement agents have provisions that include anti-dilution protection and under certain conditions, grant the right to the holder to request the Company to repurchase the warrant, and are therefore accounted for as derivative liabilities (see Note 9).

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

LOANS PAYABLE (concluded)

On October 26, 2010, the Company completed a private placement of equity securities (see Note 15) and the Bridge Notes converted into 504,597 Units, with each unit consisting of one share of common stock and one warrant to purchase common stock at $1.40 per share. The 36,310 Bridge Warrants converted into 500,000 New Bridge Warrants, each exercisable at a price of $1.00 per share of common stock, upon the closing of the Merger. The Placement Agent warrant to purchase 7,262 shares of common stock was exchanged for a Warrant to purchase 100,000 shares of common stock at a price of $1.00 per share.

In the nine months ended September 30, 2010, interest expense related to the Bridge Notes, including amortization of the discount and deferred financing costs, was $47,310.

8.	CONVERTIBLE NOTES PAYABLE

Since inception, the Company issued Convertible Notes Payable to investors totaling $4,181,000. In the nine months ended September 30, 2010 and 2009, these notes provided cash proceeds of $200,000 and $1,210,000, respectively. The terms of the Convertible Notes Payable stipulate that the notes will be converted into shares of common stock upon the earlier of maturity of the notes or the completion of a single financing or a series of related financings that raise a minimum of $4,000,000 or $5,000,000 depending on the terms of the individual notes. The notes convert at the offering price of such financing.

Certain of the notes entitled the holders to receive either a 10% or 20% discount on the conversion price if the notes were converted prior to the maturity date. The Company initially measured the contingent beneficial conversion feature upon issuance as the difference between the conversion price and the fair value of the common stock. The Company assumed the most favorable conversion price that would be in effect assuming no changes to the circumstances other than the passage of time. Therefore, no beneficial conversion feature was recorded at issuance. In March 2010, the Company completed a series of financings exceeding $4 million which accelerated the conversion of certain notes prior to their maturity dates triggering the discount provisions discussed above.

The Company recorded the beneficial conversion features as a discount on the notes and additional paid-in capital. As the discounts occurred simultaneously with the conversion of the notes, the discounts were immediately accreted to non-cash interest expense. In the nine months ended September 30, 2010, the Company recorded beneficial conversion features and related non-cash interest expense of $134,410.

In the nine months ended September 30, 2009, Convertible Notes Payable with a principal balance of $965,000 and accrued interest payable of $176,567 converted at maturity into 90,796 shares of common stock.

In the nine months ended September 30, 2010, the remaining outstanding Convertible Notes Payable of $3,040,000 and accrued interest payable of $288,128 converted into 275,400 shares of common stock upon a financing event, as defined above. As of September 30, 2010, all of the Convertible Notes Payable had been converted into common stock.

Interest accrued on the outstanding balances at an annual rate of 8%. At the election of the Company, the accrued interest was to be paid in cash or in common stock at the time the notes were converted to common stock. For the nine months ended September 30, 2010 and 2009, the Company accrued interest expense on the notes of $62,385 and $169,573, respectively.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

9.	COMMON STOCK WARRANT DERIVATIVE LIABILITY

Since the Bridge Warrants and Placement Agent warrants (see Note 7) have provisions that include anti-dilution protection and under certain conditions, grant the right to the holder to request the Company to repurchase the warrant, the Bridge Warrants are accounted for as derivative liabilities. The Company valued the warrants using a Black-Scholes option pricing using assumptions consistent with those disclosed in Note 11. The fair value of these derivative instruments at September 30, 2010 was $229,921 and is included in Warrant Derivative Liability, a current liability. Changes in fair value of the derivative financial instruments are recognized currently in the Statement of Operations as a warrant derivatives gain or loss. The warrant derivative loss in the three and nine months ended September 30, 2010 was approximately $51,195 and was included in Other Income (Expense). There was no warrant derivative loss in the three and nine months ended September 30, 2009.

The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock for each reporting period.

10.	COMMON STOCK

The Company has authorized 5,000,000 of common stock, $0.001 par value per share, of which 2,261,862 and 1,906,926 shares were issued and outstanding as of September 30, 2010 and December 31, 2009, respectively.

At inception, the Company issued its founders 1,800,000 shares of common stock with a par value of $1,800 for no consideration.

In March 2010, the Company sold 79,536 shares of common stock to an investor at a price per share of $12.57 and the Company received cash proceeds of $1,000,000.

In the nine months ended September 30, 2010, the Company issued 275,400 shares of common stock to the holders of Convertible Notes Payable upon the conversion of these notes. At the conversion date, the principal balance of $3,040,000 and accrued interest payable of $288,128 were converted into common stock at a price of $12.57 per share. Certain notes provided for conversion at a discount to the $12.57 price (see Note 8).

In 2009, the Company issued 106,926 shares of common stock to the holders of Convertible Notes Payable upon conversion of these notes. At the conversion dates, the principal balance of $1,141,000 and accrued interest payable of $203,366 were converted into common stock at a price of $12.57 per share.

Warrants

In connection with the Bridge Notes (see note 7 and 9), the Company issued to the investors warrants to purchase 36,310 shares of common stock. The warrants are exercisable for a period of five years with an exercise price of $13.77 per share. The Company engaged a registered broker-dealer as a Placement Agent in conjunction with the Bridge Notes. As compensation, the Placement Agent received a warrant to purchase 7,262 shares of common stock at an exercise price of $13.77 per share.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

11.	STOCK OPTIONS

The Company adopted a Stock Option Plan in 2007 (the “2007 Plan”). Pursuant to the 2007 Plan, the Company’s Board of Directors (or committees and/or executive officers delegated by the Board of Directors) may grant incentive and nonqualified stock options to the Company’s employees, officers, directors, consultants and advisors. Plan options are exercisable for up to 10 years from the date of issuance. As of September 30, 2010, the aggregate number of common shares which may be issued under the 2007 Plan was 1,000,000 shares.

Share-based compensation

For stock options issued and outstanding during the nine months ended September 30, 2010 and 2009, the Company recorded non-cash, stock-based compensation expense of $364,128 and $26,300, respectively, each net of estimated forfeitures.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Due to its limited operating history and limited number of sales of its common stock, the Company estimated its volatility in consideration of a number of factors including the volatility of comparable public companies. The Company uses historical data, as well as subsequent events occurring prior to the issuance of the financial statements, to estimate option exercises and employee terminations within the valuation model. The expected term of options granted under the Company’s stock plans, all of which qualify as “plain vanilla,” is based on the average of the contractual term (generally 10 years) and the vesting period (generally 48 months) as permitted under SEC Staff Accounting Bulletin Nos. 107 and 110. For non-employee options, the expected term is the contractual term. The risk-free rate is based on the yield of a U.S. Treasury security with a term consistent with the option.

The assumptions used principally in determining the fair value of options granted to employees were as follows:

	September 30, 2010	December 31, 2009
	(unaudited)
Risk-free interest rate	2.89%	2.68%
Expected dividend yield	0%	0%
Expected term (employee grants)	6.25 years	6.25 years
Expected volatility	49.42%	50.10%

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

STOCK OPTIONS (concluded)

Share-based compensation (concluded)

A summary of option activity under the Company’s stock plans and options granted to officers of the Company outside any plan as of September 30, 2010 and changes during the period then ended is presented below:

Options	Shares	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2009	280,456	$3.72	8.46	$2,481,256

Granted	42,000	$12.57

Outstanding at September 30, 2010 (unaudited)	322,456	$4.88	8.20	$2,481,256

Vested at December 31, 2009	106,865	$1.00	7.76	$1,236,428

Unvested at December 31, 2009	173,591	$5.40	8.89	$1,244,828

Vested at September 30, 2010 (unaudited)	146,541	$1.00	7.04	$1,695,479

Unvested at September 30, 2010 (unaudited)	175,915	$8.10	8.71	$785,777

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2010 was $6.40. The total fair value of options that vested in the nine months ended September 30, 2010 was $139,505. As of September 30, 2010, there was approximately $1,031,986 of total unrecognized compensation expense related to non-vested share-based option compensation arrangements. The unrecognized compensation expense is estimated to be recognized over a period of 2.82 years at September 30, 2010.

12.	EMPLOYEE BENEFIT PLAN

In November 2006, the Company adopted a 401(k) plan (the “Plan”) covering all employees. Employees must be 21 years of age in order to participate in the Plan. Under the Plan, the Company has the option to make matching contributions but has elected not to do so.

13.	INTELLECTUAL PROPERTY LICENSE

The Company has obtained a world-wide exclusive license (the “CMCC License”) for patents co-owned by Massachusetts Institute of Technology and Harvard’s Children’s Hospital covering the use of biopolymers to treat spinal cord injuries, and to promote the survival and proliferation of human stem cells in the spinal cord. The CMCC License has a 15-year term, or as long as the life of the last expiring patent right, whichever is longer, unless terminated earlier by the licensor. In connection with the CMCC License, the Company paid an initial $75,000 licensing fee (see Note 3) and is required to pay certain annual maintenance fees, milestone payments and royalties. All costs associated with maintenance of the CMCC License are expensed as incurred.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

14.	COMMITMENTS AND CONTINGENCIES

In 2009, the Company filed a lawsuit against a party alleging damages from a breach of a contract under which the party was providing services to the Company. In exchange for a payment of $383,000 from the party, the Company agreed to dismiss the lawsuit. The $383,000 received was recorded as Other Income in the Statement of Operations in the year ended December 31, 2009.

The Company has received a claim from a single holder of $200,000 of Convertible Notes Payable disputing the terms of the conversion and the party has threatened to litigate, although no such litigation has been commenced. Certain other shareholders have also disputed the terms of the conversion. The Company intends to vigorously defend itself in these matters.

15.	SUBSEQUENT EVENTS

Other than as discussed below, there were no subsequent events that require adjustment to or disclosure in the financial statements.

Reverse Merger and Private Placement of Securities

On October 26, 2010, InVivo Therapeutics Corporation (“InVivo”) completed a reverse merger transaction (the “Merger”) with InVivo Therapeutics Holdings Corp. (formerly Design Source, Inc.). InVivo is a wholly owned subsidiary of InVivo Therapeutics Holdings Corp (“ITHC”), which continues to operate the business of InVivo. ITHC issued 31,647,190 shares of its common stock to the holders of InVivo common stock.

The Merger is being accounted for as a “reverse merger,” and InVivo is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of InVivo and will be recorded at the historical cost basis of InVivo, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of InVivo, the historical operations of InVivo and the operations of InVivo from the Closing Date of the Merger.

Upon the closing of the Merger, ITHC transferred all of its operating assets and liabilities to D Source Split Corp. and split-off D Source Split Corp. through the sale of all of the outstanding capital stock of D Source Split Corp. (the “Split-Off”). After the completion of the Merger and Split Off, ITHC’s consolidated financial statements will include only the assets and liabilities of InVivo.

Simultaneously with the Merger, on the Closing Date the 2,261,862 issued and outstanding shares of InVivo common stock converted, on a 13.7706 for 1 basis, into 31,647,190 shares of ITHC’s common stock (“Common Stock”). Also on the Closing Date, all of the issued and outstanding options to purchase shares of InVivo common stock, and the issued and outstanding Bridge Warrants and Placement Agent warrants to purchase shares of InVivo common stock, converted, respectively, into options (the “New Options”) and new bridge warrants (the “New Bridge Warrants”) to purchase shares of ITHC’s Common Stock. The number of shares of Common Stock issuable under, and the price per share upon exercise of, the New Options and the New Bridge Warrants were calculated based on the terms of the original options and warrants of InVivo, as adjusted by the conversion ratio in the Merger, which is described in the Merger Agreement. The New Options will be administered under InVivo’s 2007 Stock Incentive Plan, which ITHC assumed and adopted on the Closing Date in connection with the Merger.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

SUBSEQUENT EVENTS (continued)

On the Closing Date, an aggregate 5,915,615 New Options and 600,000 New Bridge Warrants were issued to holders of outstanding InVivo options and warrants. The stockholders of ITHC before the Merger, without giving effect to the Offering (as defined below), retained 6,999,981 shares of Common Stock.

In connection with the completion of the Merger, in October, November and December 2010, ITHC completed a private placement of 13,000,000 units of its securities for total gross proceeds of $13,000,000 (including the conversion of $504,597 of Bridge Notes) and net proceeds of $10,914,000. Each Unit consisted of one share of Common Stock and a warrant to purchase one share of Common Stock exercisable at $1.40 per share. Upon closing of the Merger and the private placement, ITHC had 51,647,171 shares of Common Stock outstanding.

In connection with the private placement, the Company paid the Placement Agent a commission of 10% of the funds raised from such investors in the Offering. In addition, the Placement Agent received a non-accountable expense allowance equal to 3% of the proceeds raised in the Offering as well as warrants to purchase a number of shares of Common Stock equal to 20% of the number of common shares underlying Units sold to investors in the Offering. As a result of the foregoing arrangement, the Placement Agent was paid commissions and expenses of $1,690,000 and was issued warrants to purchase (i) 2,600,000 shares of Common Stock at an exercise price of $1.00 per share and (ii) 2,600,000 shares of Common Stock at an exercise price of $1.40 per share.

In order to account for the Units, the Company allocated the proceeds between the Common Stock and warrants on a relative fair value basis. As a result, the Company allocated $4,464,355 to the warrants with the remainder of the proceeds allocated to the Common Stock. The fair value of the Placement Agent warrants, $2,037,351, was recorded as a stock issuance cost and net against the gross proceeds received.

The warrants issued to the investors and the Placement Agent have provisions that include anti-dilution protection and under certain conditions, grant the right to the holder to request the Company to repurchase the warrant, and are therefore accounted for as derivative liabilities. As a result, on the Closing Date, the Company expects to record a derivative liability of approximately $6,501,706.

All of the securities issued in connection with the Transactions are “restricted securities,” and as such are subject to all applicable restrictions specified by federal and state securities laws. On the Closing Date, the Company entered into a registration rights agreement with the investors in the Offering. Under the terms of the registration rights agreement, the Company has committed to file a registration statement covering the resale of the Common Stock underlying the Units and the Common Stock that is issuable on exercise of the Investor Warrants and the New Bridge Warrants (but not the Common Stock that is issuable upon exercise of the warrants issued as compensation to the Placement Agent in the Offering or in the Bridge Financing) within 90 days from the Closing Date (the “Filing Deadline”), and shall use commercially reasonable efforts to cause the registration statement to become effective no later than 180 days after it is filed (the “Effectiveness Deadline”).

The Company has agreed to use reasonable efforts to maintain the effectiveness of the registration statement through the one year anniversary of the date the registration statement is declared effective by the SEC, or until Rule 144 of the Securities Act is available to investors in the Offering with respect to all of their shares, whichever is earlier. The Company will be liable for monetary penalties equal to one-half of one percent (0.5%) of such holder’s investment in the Offering on every thirty (30) day anniversary of such

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Concluded)

SUBSEQUENT EVENTS (concluded)

Filing Deadline or Effectiveness Deadline failure until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by the Company as the result of such failures, whether by reason of a Filing Deadline failure, Effectiveness Deadline failure or any combination thereof, shall be an amount equal to 9% of each holder’s investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the holder’s registerable securities may be sold by such holder under Rule 144 or pursuant to another exemption from registration.

InVivo Therapeutics Corporation

Audited Financial Statements

Years Ended December 31, 2009 and 2008

and the Period from November 28, 2005

(Inception) through December 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

InVivo Therapeutics Corporation

Cambridge, Massachusetts

We have audited the accompanying balance sheets of InVivo Therapeutics Corporation as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended and for the period from November 28, 2005 (inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended and for the period from November 28, 2005 (inception) to the December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a significant accumulated deficit, has a significant stockholders’ deficit and at December 31, 2009 the Company did not have sufficient capital to fund its operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 29, 2010

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

BALANCE SHEETS

	December 31,
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$226,667	$206,789
Prepaid expenses	10,898	12,934

Total current assets	237,565	219,723
Property and equipment, net	173,797	25,983
Other assets	58,639	63,639

Total assets	$470,001	$309,345

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$81,175	$104,423
Accrued interest payable	283,608	231,477
Accrued expenses	293,584	114,158

Total current liabilities	658,367	450,058
Loans payable	590,985	77,185
Convertible notes payable	2,840,000	2,401,000

Total liabilities	4,089,352	2,928,243

Commitments and contingencies
Stockholders’ deficit:
Common stock , $0.001 par value; authorized 5,000,000 shares, issued and outstanding 1,906,926 and 1,800,000 shares at December 31, 2009 and 2008, respectively	1,907	1,800
Additional paid-in capital	1,558,191	42,873
Deficit accumulated during the development stage	(5,179,449)	(2,663,571)

Total stockholders’ deficit	(3,619,351)	(2,618,898)

Total liabilities and stockholders’ deficit	$470,001	$309,345

See report of independent registered public accounting firm and notes to the financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from November 28, 2005 (inception) to December 31, 2009
Operating expenses:
Research and development	$1,807,908	$936,550	$3,483,568
General and administrative	835,515	474,495	1,595,780

Total operating expenses	2,643,423	1,411,045	5,079,348

Operating loss	(2,643,423)	(1,411,045)	(5,079,348)

Other income (expense):
Other income (expense)	383,000	—	383,000
Interest income	282	1,877	7,911
Interest expense	(255,737)	(154,901)	(489,212)

Other income (expense), net	127,545	(153,024)	(98,301)

Net loss	$(2,515,878)	$(1,564,069)	$(5,177,649)

See report of independent registered public accounting firm and notes to the financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit
	Shares	Amount
Balance on inception date, November 28, 2005	—	$—	$—	$—	$—
Issuance of founders stock	1,800,000	1,800	—	(1,800)	—
Share-based compensation expense	—	—	18,347	—	18,347
Net loss	—	—	—	(1,097,702)	(1,097,702)

Balance as of December 31, 2007	1,800,000	1,800	18,347	(1,099,502)	(1,079,355)
Share-based compensation expense	—	—	24,526	—	24,526
Net loss	—	—	—	(1,564,069)	(1,564,069)

Balance as of December 31, 2008	1,800,000	1,800	42,873	(2,663,571)	(2,618,898)
Share-based compensation expense	—	—	171,059	—	171,059
Conversion of convertible notes payable	106,926	107	1,344,259	—	1,344,366
Net loss	—	—	—	(2,515,878)	(2,515,878)

Balance as of December 31, 2009	1,906,926	$1,907	$1,558,191	$(5,179,449)	$(3,619,351)

See report of independent registered public accounting firm and notes to the financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from November 28, 2005 (inception) to December 31, 2009
Cash flows from operating activities:
Net loss	$(2,515,878)	$(1,564,069)	$(5,177,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	32,084	7,702	48,087
Non-cash interest expense	221,899	146,678	434,299
Share-based compensation expense	171,059	24,526	213,932
Changes in operating assets and liabilities:
Prepaid expenses	2,036	(9,851)	(10,898)
Other assets	—	—	(75,000)
Accounts payable	(23,248)	82,218	81,175
Accrued interest payable	33,598	6,225	52,675
Accrued expenses	179,426	78,389	293,584

Net cash used in operating activities	(1,899,024)	(1,228,182)	(4,139,795)

Cash flows from investing activities:
Purchases of property and equipment	(174,898)	(23,637)	(205,523)

Net cash used in investing activities	(174,898)	(23,637)	(205,523)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	1,580,000	1,436,000	3,981,000
Proceeds from (payments on) loans payable	513,800	—	590,985

Net cash provided by financing activities	2,093,800	1,436,000	4,571,985

(Decrease) increase in cash and cash equivalents	19,878	184,181	226,667
Cash and cash equivalents at beginning of period	206,789	22,608	—

Cash and cash equivalents at end of period	$226,667	$206,789	$226,667

Supplemental disclosure of cash flow information and non-cash transactions:
Cash paid for interest	$—	$—	$—

Conversion of convertible notes payable and accrued interest into common stock	$1,344,356	$—	$1,344,356

Issuance of founders shares	$—	$—	$1,800

See report of independent registered public accounting firm and notes to the financial statements.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2009 and 2008, and the Period from

November 28, 2005 (Inception) through December 31, 2009

1.	NATURE OF OPERATIONS

Business

InVivo Therapeutics Corporation (“InVivo” or the “Company”) was incorporated on November 28, 2005 under the laws of the State of Delaware. The Company is developing and commercializing biopolymer scaffolding devices for the treatment of spinal cord injuries (“SCI”). The biopolymer devices are designed to protect the damaged spinal cord from further secondary injury and promote neuroplasticity, a process where functional recovery can occur through the rerouting of signaling pathways to the spared healthy tissue.

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage.

The Company is subject to a number of risks similar to other companies in their industry including rapid technological change, the risk that its products will fail to demonstrate efficacy in clinical trials, uncertainty of market acceptance of the product, competition from larger companies with similar products and dependence on key personnel.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2009, the Company had cash of approximately $227,000, an accumulated deficit of approximately $5,179,000 and a stockholders’ deficit of approximately $3,619,000. The Company is in the development stage, has no revenue and has relied on raising capital to finance its operations. At December 31, 2009, the Company did not have sufficient capital to fund its operations. This, in turn, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has plans for raising capital through a private placement of its common stock to provide it with the capital required to continue funding its operations.

2.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the financial statements is as follows:

Use of estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment are carried at cost. Depreciation expense is provided over the estimated useful lives of the assets using the straight-line method. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life
Computer hardware	5 years
Software	3 years
Research and lab equipment	5 years

Depreciation expense for the years ended December 31, 2009 and 2008 was $27,084 and $2,702, respectively. Maintenance and repairs are charged to expense as incurred, while any additions or improvements are capitalized.

Research and development expenses

Costs incurred for research and development are expensed as incurred.

Income taxes

For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, the Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are realizable.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2009.

Concentrations of credit risk

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company may from time to time have cash in banks in excess of FDIC insurance limits.

Impairment of long-lived assets

The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying value of the asset may not be recoverable. No impairment charges were recorded in the years ended December 31, 2009 and 2008.

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

SIGNIFICANT ACCOUNTING POLICIES (concluded)

Share-based payments

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock-based award. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Due to its limited operating history and limited number of sales of its common stock, the Company estimates its volatility in consideration of a number of factors including the volatility of comparable public companies.

Recent accounting pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) ratified an accounting pronouncement that provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. This accounting pronouncement is effective for fiscal years beginning after December 15, 2008. The consensus must be applied to outstanding instruments as of the beginning of the fiscal year in which the consensus is adopted and should be treated as a cumulative-effect adjustment to the opening balance of retained earnings. Early adoption is not permitted. On January 1, 2009, the Company adopted this pronouncement and it did not have a material impact on the Company’s financial statements or related disclosures.

In October 2009, the FASB issued two related accounting pronouncements, Accounting Standards Update (“ASU”) 2009-13 and ASU 2009-14, relating to revenue recognition. One pronouncement provides guidance on allocating the consideration in a multiple-deliverable revenue arrangement and requires additional disclosure, while the other pronouncement provides guidance specific to revenue arrangements that include software elements. Both of these pronouncements are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and both must be adopted together. The Company does not expect the adoption of these pronouncements to have a material impact on its financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. This Update requires new disclosures and clarifies existing disclosures regarding recurring and nonrecurring fair value measurements to provide increased transparency to users of the financial statements. The new disclosures and clarification of existing disclosures are effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to the roll forward of activity for Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this Update on January 1, 2010 did not have a material impact on the Company’s financial statements.

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

3.	OTHER ASSETS

Other assets consist of a patent licensing fee paid to license intellectual property (see Note 12). The Company is amortizing the license fee to research and development over its 15-year term.

	December 31,
	2009	2008
Patent licensing fee	$75,000	$75,000
Accumulated amortization	(16,361)	(11,361)

	$58,639	$63,639

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2009	2008
Computer software and hardware	$47,668	$30,625
Research and lab equipment	157,855	—
Less accumulated depreciation	(31,726)	(4,642)

	$173,797	$25,983

5.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,
	2009	2008
Other accrued expenses	$138,750	$11,725
Accrued payroll	18,969	14,500
Accrued vacation	15,865	7,933
Deferred compensation	120,000	80,000

	$293,584	$114,158

Deferred compensation represents amounts owed to the Chief Executive Officer (“CEO”) and majority shareholder with respect to annual bonuses granted but not paid.

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

6.	LOANS PAYABLE

Loans payable consisted of the following:

	December 31,
	2009	2008
Advances from related party	$90,985	$77,185
Loan payable	500,000	—

	$590,985	$77,185

Advances from related party represent cash advances received from CEO and majority shareholder which permitted the Company to continue to fund its operations until it raised additional capital. Interest accrued on these advances at an annual rate of 8%. Interest expense related to Advances from related party was $8,437 and $6,225 in the years ended December 31, 2009 and 2008, respectively.

The Company issued a $500,000 Note Payable in June 2009 to the Massachusetts Life Science Center, an independent public agency of the State of Massachusetts. The Company received the $500,000 of funding from the Massachusetts Life Science Accelerator Program which was established for the purpose of providing seed capital to promising early stage life science companies. The terms of the Note Payable call for full repayment upon the earlier of five years, the sale of the Company or a financing that raises minimum net proceeds of $5,000,000. Interest accrues on the Note Payable at an annual rate of 10% and is payable at maturity. Interest expense related to the Note Payable was $25,205 and none in the years ended December 31, 2009 and 2008, respectively.

7.	INCOME TAXES

No provision or benefit for federal or state income taxes has been recorded, as the Company has incurred a net loss for all of the periods presented, and the Company has provided a valuation allowance against its deferred tax assets.

At December 31, 2009, the Company had federal and Massachusetts net operating loss carryforwards of approximately $5,491,000 and $4,139,000, respectively, of which federal carryforwards will expire in varying amounts beginning in 2021. Massachusetts net operating losses begin to expire in 2011. Utilization of net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code, and similar state provisions. The annual limitations may result in the expiration of net operating losses before utilization. The Company also had research and development tax credit carryforwards at December 31, 2009 of approximately $154,000 which will begin to expire in 2018 unless previously utilized.

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

Significant components of the Company’s net deferred tax asset are as follows:

	Years Ended December 31,
	2009	2008
Net operating loss carryforward	$1,679,000	$812,000
Research credit carryforward	154,000	114,000
Stock based compensation	69,000	—
Accrued interest	151,000	103,000
Other temporary differences	52,000	32,000

	2,105,000	1,061,000
Valuation allowance	(2,105,000)	(1,061,000)

Net deferred tax asset	$—	$—

The Company has maintained a full valuation allowance against its deferred tax assets in all periods presented. A valuation allowance is required to be recorded when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Since the Company cannot be assured of realizing the net deferred tax assets, a full valuation allowance has been provided. In the years ended December 31, 2009 and 2008, the valuation allowance increased by $1,044,000 and $630,000, respectively.

The Company has no unrecognized tax benefits at December 31, 2009 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Since the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available.

Income tax benefits computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	Years Ended December 31,
	2009	2008
Statutory tax rate	34.0%	34.0%
State taxes, net of federal benefit	6.2%	5.8%
Permanent differences and other	(0.2)%	(2.6)%
R&D credits	1.6%	3.5%
Increase in valuation reserve	(41.6)%	(40.7)%

Effective tax rate	0.0%	0.0%

8.	CONVERTIBLE NOTES PAYABLE

The Company issued Convertible Notes Payable to investors totaling $4,181,000. In the years ended December 31, 2009 and 2008, these notes provided cash proceeds of $1,580,000 and $1,436,000, respectively.

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

CONVERTIBLE NOTES PAYABLE (concluded)

The terms of the Convertible Notes Payable stipulate that the notes will be converted into shares of common stock upon the earlier of maturity of the notes or the completion of a single financing or a series of related financings that raise a minimum of $4,000,000 or $5,000,000 depending on the terms of the individual notes. The notes convert at the offering price of such financing.

Certain of the notes entitled the holders to receive either a 10% or 20% discount on the conversion price if the notes were converted prior to the maturity date. The Company initially measured the contingent beneficial conversion feature upon issuance as the difference between the conversion price and the fair value of the common stock. The Company assumed the most favorable conversion price that would be in effect assuming no changes to the circumstances other than the passage of time. Therefore, no beneficial conversion feature was recorded at issuance.

In the year ended December 31, 2009, Convertible Notes Payable with a principal balance of $1,141,000 and accrued interest payable of $203,366 converted at maturity into 106,926 shares of common stock.

Interest accrued on the outstanding balances at an annual rate of 8%. At the election of the Company, the accrued interest was to be paid in cash or in common stock at the time the notes were converted to common stock. For the years ended December 31, 2009 and 2008, the Company accrued interest expense on the notes of $221,899 and $146,678, respectively.

9.	COMMON STOCK

The Company has authorized 5,000,000 of common stock, $0.001 par value per share, of which 1,906,926 shares and 1,800,000 shares were issued and outstanding as of December 31, 2009 and 2008, respectively.

At inception, the Company issued its founders 1,800,000 shares of common stock with a par value of $1,800 for no consideration.

Subsequent to December 31, 2009, the Company issued 275,400 shares of common stock to the holders of Convertible Notes Payable upon the conversion of these notes (see Note 14).

In 2009, the Company issued 106,926 shares of common stock to the holders of Convertible Notes Payable upon conversion of these notes. At the conversion dates, the principal balance of $1,141,000 and accrued interest payable of $203,366 were converted into common stock at a price of $12.57 per share.

To date, the Company has delivered stock certificates for 182,444 shares of common stock to the holders of Convertible Notes Payable as a result of conversions. The Company has requested that the holders sign an acknowledgement that they accept the terms of the conversion and a stockholders agreement. The Company intends to deliver the remaining stock certificates for 199,882 shares of common stock to holders upon receipt of the acknowledgement letter and stockholders agreement. To date, the terms of the conversion have been disputed by certain shareholders (see Note 13).

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

10.	STOCK OPTIONS

The Company adopted a Stock Option Plan in 2007 (the “2007 Plan”). Pursuant to the 2007 Plan, the Company’s Board of Directors (or committees and/or executive officers delegated by the Board of Directors) may grant incentive and nonqualified stock options to the Company’s employees, officers, directors, consultants and advisors. Plan options are exercisable for up to 10 years from the date of issuance. As of December 31, 2009, the aggregate number of common shares which may be issued under the 2007 Plan was 1,000,000 shares.

Share-based compensation

For stock options issued and outstanding during the years ended December 31, 2009 and 2008, the Company recorded non-cash, stock-based compensation expense of $171,059 and $24,526, respectively, each net of estimated forfeitures.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Due to its limited operating history and limited number of sales of its common stock, the Company estimated its volatility in consideration of a number of factors including the volatility of comparable public companies. The Company uses historical data, as well as subsequent events occurring prior to the issuance of the financial statements, to estimate option exercises and employee terminations within the valuation model. The expected term of options granted under the Company’s stock plans, all of which qualify as “plain vanilla,” is based on the average of the contractual term (generally 10 years) and the vesting period (generally 48 months) as permitted under SEC Staff Accounting Bulletin Nos. 107 and 110. For non-employee options, the expected term is the contractual term. The risk-free rate is based on the yield of a U.S. Treasury security with a term consistent with the option.

The assumptions used principally in determining the fair value of options granted to employees were as follows:

	Years Ended December 31,
	2009	2008
Risk-free interest rate	2.68%	3.24%
Expected dividend yield	0%	0%
Expected term (employee grants)	6.25 years	7.75 years
Expected volatility	50.10%	49.15%

A summary of option activity under the Company’s stock plans and options granted to officers of the Company outside any plan as of December 31, 2009 and 2008 and changes during the periods then ended is presented below:

Options	Shares	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	127,000	$1.00
Granted	89,456	$1.00

Outstanding at December 31, 2008	216,456	$1.00
Granted	70,000	$11.91
Forfeited	(6,000)	$1.00

Outstanding at December 31, 2009	280,456	$3.72	8.46	$2,481,256

Vested at December 31, 2009	106,865	$1.00	7.76	$1,236,428

Unvested at December 31, 2009	173,591	$5.40	8.89	$1,244,828

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

STOCK OPTIONS (concluded)

The weighted-average grant-date fair value of options granted during the years ended December 31, 2009 and 2008 was $6.13 and $0.48 per share, respectively. The total fair value of options that vested in the years ended December 31, 2009 and 2008 was $346,976 and $297,736, respectively. As of December 31, 2009, there was approximately $1,026,595 of total unrecognized compensation expense, respectively, related to non-vested share-based option compensation arrangements. The unrecognized compensation expense is estimated to be recognized over a period of 2.72 years at December 31, 2009.

11.	EMPLOYEE BENEFIT PLAN

In November 2006, the Company adopted a 401(k) plan (the “Plan”) covering all employees. Employees must be 21 years of age in order to participate in the Plan. Under the Plan, the Company has the option to make matching contributions but has elected not to do so.

12.	INTELLECTUAL PROPERTY LICENSE

The Company has obtained a world-wide exclusive license (the “CMCC License”) for patents co-owned by Massachusetts Institute of Technology and Harvard’s Children’s Hospital covering the use of biopolymers to treat spinal cord injuries, and to promote the survival and proliferation of human stem cells in the spinal cord. The CMCC License has a 15-year term, or as long as the life of the last expiring patent right, whichever is longer, unless terminated earlier by the licensor. In connection with the CMCC License, the Company paid an initial $75,000 licensing fee (see Note 3) and is required to pay certain annual maintenance fees, milestone payments and royalties. All costs associated with maintenance of the CMCC License are expensed as incurred.

13.	COMMITMENTS AND CONTINGENCIES

In 2009, the Company filed a lawsuit against a party alleging damages from a breach of a contract under which the party was providing services to the Company. In exchange for a payment of $383,000 from the party, the Company agreed to dismiss the lawsuit. The $383,000 received was recorded as Other Income in the Statement of Operations in the year ended December 31, 2009.

The Company has received a claim from a single holder of $200,000 of Convertible Notes Payable disputing the terms of the conversion and the party has threatened to litigate, although no such litigation has been commenced. Certain other shareholders have also disputed the terms of the conversion. The Company intends to vigorously defend itself in these matters.

14.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 29, 2010, which is the date the financial statements were available to be issued. Other than as discussed below, there were no subsequent events that require adjustment to or disclosure in the financial statements.

See report of independent registered public accounting firm.

INVIVO THERAPEUTICS CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Concluded)

SUBSEQUENT EVENTS (concluded)

Common Stock Financing

In March 2010, the Company sold 79,536 shares of common stock to an investor at a price per share of $12.57 and the Company received cash proceeds of $1,000,000.

Convertible Notes Payable

In March 2010, in conjunction with the Common Stock Financing, the Company completed a series of financings exceeding $4,000,000 which accelerated the conversion of certain notes prior to their maturity dates triggering the discount provisions (see Note 8). The remaining outstanding Convertible Notes Payable of $3,040,000 and accrued interest payable of $288,128 converted into 275,400 shares of common stock at a price of $12.57 per share. Certain notes provided for conversion at a discount to the $12.57 price.

The Company recorded the beneficial conversion features as a discount on the notes and additional paid-in capital. As the discounts occurred simultaneously with the conversion of the notes, the discounts were immediately accreted to non-cash interest expense. In March 2010, the Company recorded beneficial conversion features and related non-cash interest expense of $134,410.

Bridge financing

From July through September 2010, the Company raised $500,000 from the sale of 6% convertible promissory notes (the “Bridge Notes”). The Bridge Notes will automatically convert into the equity securities of the next financing if a minimum of $3 million is raised; otherwise the notes are due and payable on December 31, 2010. The Bridge Notes accrue interest at a rate of 6% per annum.

In connection with the Bridge Notes, the Company also issued to the investors warrants to purchase 36,310 shares of common stock. The warrants are exercisable for a period of five years with an exercise price of $13.77 per share. The warrants have anti-dilution rights. Therefore, the Company expects to account for these warrants as derivative liabilities.

The Company engaged a registered broker-dealer as a placement agent (the “Placement Agent”) in conjunction with the Bridge Notes. As compensation, the Placement Agent received a warrant to purchase 7,262 shares of common stock at an exercise price of $13.77 per share.

See report of independent registered public accounting firm.

Item 9.01(b) Pro Forma Financial Statements

Pro Forma Financial Statements

InVivo Therapeutics Holdings Corp.

And

Subsidiary

On October 26, 2010, InVivo Therapeutics Corporation (“InVivo”) completed a reverse merger transaction (the “Merger”) with InVivo Therapeutics Holdings Corp. (formerly Design Source, Inc.). InVivo is a wholly owned subsidiary of InVivo Therapeutics Holdings Corp (“ITHC”), which continues to operate the business of InVivo. ITHC issued 31,647,190 shares of its Common Stock to the holders of InVivo common stock.

The Merger is being accounted for as a “reverse merger,” and InVivo is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of InVivo and will be recorded at the historical cost basis of InVivo, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of InVivo, historical operations of InVivo and operations of InVivo from the Closing Date of the Merger.

Upon the closing of the Merger, ITHC transferred all of its operating assets and liabilities to D Source Split Corp. and split-off D Source Split Corp. through the sale of all of the outstanding capital stock of D Source Split Corp. (“the Split-Off”). After the completion of the Merger and Split Off, InVivo Therapeutics Holdings Corp.’s consolidated financial statements will include only the assets and liabilities of InVivo.

Concurrent with the completion of the Merger and in two subsequent closings in November and December 2010, ITHC completed a private placement of 13,000,000 units of its securities for total gross proceeds of $13,000,000 and net proceeds of $10,914,000. Each unit consisted of one share of Common Stock and a warrant to purchase one share of Common Stock exercisable at $1.40 per share. Upon closing of the Merger and the private placement, ITHC had 51,647,171 shares outstanding.

These pro forma financial statements are prepared assuming the transaction occurred on September 30, 2010 (as to the balance sheet) and on April 1, 2009 and 2010 (as to the income statements). InVivo has a December 31 year end while ITHC has a March 31 year end. Since the year ends are within ninety days, InVivo’s operations for the year ended December 31, 2009 were combined with ITHC’s operations for the year ended March 31, 2010.

Audited financial statements of InVivo and Design Source, Inc. have been used in the preparation of the pro forma statement of operations for the year ended December 31, 2009 for InVivo and March 31, 2010 for Design Source, Inc. Unaudited financial statements have been used in the preparation of the pro forma balance sheet as of September 30, 2010 and for the statement of operations for the six months ended September 30, 2010.

The pro forma financial statements should be read in conjunction with the separate financial statements and related notes thereto of InVivo and Design Source, Inc. These pro forma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred at the end of the periods indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

PRO FORMA BALANCE SHEET

INVIVO THERAPEUTICS HOLDINGS CORP

AS OF SEPTEMBER 30, 2010

UNAUDITED

	Invivo Therapeutics Corporation	Design Source, Inc.	Adjustment (Note 1)	Adjustment (Note 2)	Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents	$62,006	$18,237	$(18,237)	$10,414,000	$10,476,006
Deferred financing costs	51,015	—	—	—	51,015
Prepaid expenses	30,280	—	—	—	30,280

Total current assets	143,301	18,237	(18,237)	10,414,000	10,557,301
Property and equipment, net	166,021	—	—	—	166,021
Other assets	54,889	—	—	—	54,889

Total assets	$364,211	$18,237	$(18,237)	$10,414,000	$10,778,211

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$139,508	$16,310	$(16,310)	$—	$139,508
Convertible notes	—	89,221	(89,221)	—	—
Accrued interest payable	66,642	—	—	—	66,642
Derivative warrant liability	229,921	—	—	6,174,964	6,404,885
Loans payable-current, net of discount	396,235	—	—	—	396,235
Accrued expenses	85,777	—	—	—	85,777

Total current liabilities	918,083	105,531	(105,531)	6,174,964	7,093,047
Loans payable	500,000	—	—	(500,000)	—
Convertible notes payable	—	77,938	(77,938)		—

Total liabilities	1,418,083	183,469	(183,469)	(500,000)	7,093,047

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock , $0.0001 par value; authorized 100,000,000 shares, issued and outstanding 51,647,171 shares at September 30, 2010	2,262	113	(113)	(1,746)	516
Additional paid-in capital	6,384,502	585,810	(585,810)	4,740,782	11,125,284
Deficit accumulated during the development stage	(7,440,636)	(751,155)	751,155	—	(7,440,636)

Total stockholders’ equity (deficit)	(1,053,872)	(165,232)	165,232	10,914,000	3,685,164

Total liabilities and stockholders’ deficit	$364,211	$18,237	$(18,237)	$10,414,000	$10,778,211

Note 1- Reflects the split off of the assets and liabilities of Design Source, Inc. per the merger agreement.

Note 2-Reflects the closing of the private placement that raised $13,000,000 gross and $10,914,000 net of expenses and:

The recapitalization of InVivo as part of the merger agreement.

The repayment of $500,000 loan on October 26, 2010.

The allocation of $6,174,964 of gross proceeds from financing to common stock warrant liability based on the fair value of the warrants.

	Invivo Therapeutics Corporation Year Ended December 31, 2009	Design Source, Inc. Year Ended March 31, 2010	Adjustments		Pro Forma
Operating expenses:
Research and development	$1,807,908	$—	$—		$1,807,908
General and administrative	835,515	56,062	—		891,577

Total operating expenses	2,643,423	56,062	—		2,699,485

Operating loss	(2,643,423)	(56,062)	—		(2,699,485)

Other income (expense):
Other income (expense)	383,000	—	—		383,000
Interest income	282	—	—		282
Interest expense	(255,737)	(5,910)	(248,812	) (Note 1)	(510,459)

Other income (expense), net	127,545	(5,910)	(248,812)		(127,177)

Net loss	$(2,515,878)	$(61,972)	$(248,812)		$(2,826,662)

Net loss per share, basic and diluted		$(0.01)			$(0.05)

Weighted average number of common shares outstanding, basic and diluted		11,218,457			51,647,171

Note 1: Pro Forma adjustment assumes all notes payable converted on January 1, 2009 resulting in a reduction of interest expense of $221,689 offset by an increase in interest expense of $470,501 due to the beneficial conversion feature being triggered on certain notes due to early conversion.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

INVIVO THERAPEUTICS HOLDINGS COMPANY

SIX MONTHS ENDED SEPTEMBER 30, 2010

UNAUDITED

	Invivo Therapeutics Corporation Six Months Ended September 30, 2010	Design Source, Inc. Six Months Ended September 30, 2010	Adjustments	Pro Forma
Operating expenses:
Research and development	$792,670	$—	$—	$792,670
General and administrative	750,277	49,830	—	800,107

Total operating expenses	1,542,947	49,830	—	1,592,777

Operating loss	(1,542,947)	(49,830)	—	(1,592,777)

Other income (expense):
Other income (expense)	—	—	—	—
Interest income	181	12	—	193
Derivatives loss	(51,195)	—	—	(51,195)
Interest expense	(213,238)	(6,247)	—	(219,485)

Other income (expense), net	(264,252)	(6,235)	—	(270,487)

Net loss	$(1,807,199)	$(56,065)	$—	$(1,863,264)

Net loss per share, basic and diluted		$(0.00)		$(0.04)

Weighted average number of common shares outstanding, basic and diluted		11,218,457		51,647,171

INVIVO THERAPEUTICS HOLDINGS CORP.

26,047,200 Shares of Common Stock

PROSPECTUS

February 1, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of the shares of Common Stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC Registration Fee	$4,839
Printing and Edgar Filing	6,000
Accounting Fees and Expenses	3,000
Legal Fees and Expenses	27,000
Miscellaneous	2,000

Total	$42,839

Item 14. Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acted in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Our bylaws do not eliminate or limit the liability of a director for: (i) an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of dividends in violation of NRS 78.300.

We maintain an insurance policy on behalf of our directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers.

We have entered into an indemnification agreement with each of our officers pursuant to which they will be indemnified by us, subject to certain limitations, for any liabilities incurred by them in connection with their role as officers and/or directors of the Company.

Item 15. Recent Sales of Unregistered Securities

Between November 2006 and June 2008, Messrs. Reynolds, Langer and Teng were issued 1,100,000, 600,000 and 100,000 shares of InVivo’s common stock, respectively. These shares converted into 15,147,660 shares, 8,262,360 shares and 1,377,060 shares of our Common Stock, respectively, upon the closing of the Merger. Between August 2006 and the date of this registration statement, InVivo sold $4,181,000 of principal amount of convertible notes (the “Convertible Notes”) to 54 accredited investors and 79,536 shares of its common stock to one investor for $1,000,000. The Convertible Notes were converted into 379,989 shares of InVivo common stock before the Closing of this Offering. The 79,536 shares issued to the Investor converted into 1,095,259 Shares of our Common Stock and the 379,989 shares issuable to the Convertible Note holders converted into 5,232,677 Shares of our Common Stock upon the closing of the Merger.

In October 2010, we issued 500,000 shares of our Common Stock for legal services to InVivo’s counsel, Meister Seelig & Fein LLP at the Closing of the Merger.

In August 2010, InVivo sold $500,000 of principal amount of Bridge Notes and Bridge Warrants. $150,000 of principal amount of the Bridge Notes and Bridge Warrants were purchased by an affiliate of the Placement Agent. Principal and accrued interest on the Bridge Notes converted into and was used to acquire Units in the Offering and upon the closing of the Merger, the Bridge Warrants were exchanged for 500,000 New Bridge Warrants to acquire 500,000 shares of our Common Stock at a price of $1.00 per share. As consideration for locating investors to participate in the Bridge Financing, the Placement Agent received warrants from InVivo that were exchanged on the closing of the Merger for New Bridge Warrants to purchase 100,000 shares of Common Stock at a price of $1.00 per share. The Placement Agent received, upon conversion of the Bridge Notes, compensation in the same amount as it received for other Units sold in the Offering.

In October, November and December 2010, we completed a private placement of 13 million Units of our securities (consisting of shares of Common Stock and warrants to purchase Common Stock) and raised total gross proceeds of $13 million and total net proceeds of $10,913,954. We issued 13 million shares and 13 million warrants exercisable at $1.40 to investors in the private placement. We paid Spencer Trask Ventures, Inc., as Placement Agent, a cash commission of 10% of the funds raised from the private placement. In addition, the Placement Agent received a non-accountable expense allowance equal to 3% of the proceeds raised in the private placement as well as warrants to purchase a number of shares of Common Stock equal to 20% of the Common Stock and 20% of the Common Stock underlying the Investor Warrants sold in the private placement. The Placement Agent was paid total cash consideration of $1,690,000 and was issued warrants to purchase 2,600,000 shares of Common Stock at an exercise price of $1.00 per share and warrants to purchase 2,600,000 shares of Common Stock at an exercise price of $1.40 per share.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 16. Exhibits and Financial Statement Schedules

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 26, 2010, by and among InVivo Therapeutics Holdings Corp. (f/k/a Design Source, Inc.), a Nevada corporation, InVivo Therapeutics Acquisition Corp., a Delaware corporation and InVivo Therapeutics Corporation, a Delaware corporation (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

2.2	Certificate of Merger (incorporated by reference from Exhibit 2.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

3.1	Articles of Incorporation of Design Source, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s registration statement (SEC File No. 333-116161) on Form SB-2, as filed with the SEC on June 4, 2004).

3.1(i)	Articles of Merger as filed with the Nevada Secretary of State on October 4, 2010 (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on October 6, 2010).

3.1(ii)	Agreement and Plan of Merger, dated October 4, 2010, by and between Design Source, Inc. and InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 2.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on October 6, 2010).

3.2	Amended and Restated Bylaws of InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.1	Form of Bridge Warrant of InVivo Therapeutics Corporation (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.2	Form of Bridge Promissory Note of InVivo Therapeutics Corporation (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.3	Form of Investor Warrant of InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.4(i)	Form of Warrant of InVivo Therapeutics Holdings Corp. ($1.00 exercise price) issued to Placement Agent (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

4.4(ii)	Form of Warrant of InVivo Therapeutics Holdings Corp. ($1.40 exercise price) issued to Placement Agent (incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

4.5	Form of Warrant of InVivo Therapeutics Holdings Corp. issued to Bridge Lenders (incorporated by reference from Exhibit 4.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.6	Form of Lock-Up Agreement (incorporated by reference from Exhibit 10.7 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

5.1	Opinion of BRL Law Group LLC*

10.1	Form of Securities Purchase Agreement between InVivo Therapeutics Corporation and the Bridge Lenders (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.2	Escrow Agreement, by and among InVivo Therapeutics Corp., InVivo Therapeutics Holdings Corp. and Signature Bank*

10.3	Form of Subscription Agreement, by and between InVivo Therapeutics Holdings Corp. and the investors in the offering (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.4	Form of Registration Rights Agreement, by and between InVivo Therapeutics Holdings Corp. and the investors in the offering (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.5	Split-Off Agreement, by and among InVivo Therapeutics Holdings Corp., DSource Split Corp., Peter Reichard, Lawrence Reichard and Peter Coker (incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.6	General Release Agreement, dated as of October 26, 2010, by and among InVivo Therapeutics Corp., DSource Split Corp., Peter Reichard, Lawrence Reichard and Peter Coker (incorporated by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.7(i)	Employment Agreement between Frank M. Reynolds and InVivo Therapeutics Corporation (incorporated by reference from Exhibit 10.7(i) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.7(ii)	Amendment to Employment Agreement between Frank M. Reynolds and InVivo Therapeutics Corporation (incorporated by reference from Exhibit 10.7(ii) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.7(iii)	Amendment No. 2 to Employment Agreement between Frank M. Reynolds and InVivo Therapeutics Corporation.*

10.8	Employment Agreement between Christopher Pritchard and InVivo Therapeutics Corp. (incorporated by reference from Exhibit 10.8 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.9	InVivo Therapeutics Corp. 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.9 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.10	InVivo Therapeutics Holdings Corp. 2010 Equity Incentive Plan (incorporated by reference from Exhibit 10.10 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.11(i)	Form of Incentive Stock Option Agreement by and between InVivo Therapeutics Corp. and participants under the 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.11(i) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.11(ii)	Form of Non-Qualified Stock Option Agreement by and between InVivo Therapeutics Corp. and participants under the 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.11(ii) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.12	License Agreement dated July 2007 between InVivo Therapeutics Corp. and Children’s Medical Center Corporation (1)**

10.13	Form of Scientific Advisory Board Agreement entered into by InVivo Therapeutics Corp. (incorporated by reference from Exhibit 10.13 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.14	Finder’s Fee Agreement dated August 18, 2010, between InVivo Therapeutics Corporation and Placement Agent (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.15	Placement Agent Agreement dated October 4, 2010, between InVivo Therapeutics Corp. and Placement Agent (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.16	Finder’s Fee Agreement dated October 26, 2010, between InVivo Therapeutics Corp. and Placement Agent (incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.17	Master Services Agreement dated October 26, 2010, between InVivo Therapeutics Corp. and Placement Agent (incorporated by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.18	Founders’ Agreement among InVivo Therapeutics Corporation, Francis M. Reynolds, Robert Langer and Yang Teng dated November 1, 2006 (incorporated by reference from Exhibit 10.18 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.19	Form of Indemnification Agreement, as executed by Frank M. Reynolds*

14.1	Code of Business Conduct and Ethics*

16	Letter regarding change in certifying accountant (incorporated by reference from Exhibit 16 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

21.1	Subsidiaries of InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 21.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

23.1	Consent of Wolf & Company, P.C. *

23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

(1)	Application will be made with the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment will be requested will be filed separately with the Securities and Exchange Commission.
*	Filed herewith
**	To be filed by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7. (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on January 31, 2011.

INVIVO THERAPEUTICS HOLDINGS CORP.

By:	/s/ Frank M. Reynolds
Name:	Frank M. Reynolds
Title:	Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of InVivo Therapeutics Holdings Corp. hereby severally constitutes Frank M. Reynolds with full power of substitution, his or her true and lawful attorney with full power to him, to sign for the undersigned and in his or her name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including amendments pursuant to Rule 462), and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable InVivo Therapeutics Holdings Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank M. Reynolds Frank M. Reynolds	Chairman, Chief Executive Officer and Chief Financial Officer	January 31, 2011

/s/ Richard J. Roberts Richard J. Roberts	Director	January 28, 2011

/s/ George Nolen George Nolen	Director	January 27, 2011

/s/ Christi M. Pedra Christi M. Pedra	Director	January 28, 2011

/s/ Adam K. Stern Adam K. Stern	Director	January 31, 2011

EXHIBIT INDEX

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 26, 2010, by and among InVivo Therapeutics Holdings Corp. (f/k/a Design Source, Inc.), a Nevada corporation, InVivo Therapeutics Acquisition Corp., a Delaware corporation and InVivo Therapeutics Corporation, a Delaware corporation (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

2.2	Certificate of Merger (incorporated by reference from Exhibit 2.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

3.1	Articles of Incorporation of Design Source, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s registration statement (SEC File No. 333-116161) on Form SB-2, as filed with the SEC on June 4, 2004).

3.1(i)	Articles of Merger as filed with the Nevada Secretary of State on October 4, 2010 (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on October 6, 2010).

3.1(ii)	Agreement and Plan of Merger, dated October 4, 2010, by and between Design Source, Inc. and InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 2.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on October 6, 2010).

3.2	Amended and Restated Bylaws of InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.1	Form of Bridge Warrant of InVivo Therapeutics Corporation (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.2	Form of Bridge Promissory Note of InVivo Therapeutics Corporation (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.3	Form of Investor Warrant of InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.4(i)	Form of Warrant of InVivo Therapeutics Holdings Corp. ($1.00 exercise price) issued to Placement Agent (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

4.4(ii)	Form of Warrant of InVivo Therapeutics Holdings Corp. ($1.40 exercise price) issued to Placement Agent (incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

4.5	Form of Warrant of InVivo Therapeutics Holdings Corp. issued to Bridge Lenders (incorporated by reference from Exhibit 4.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

4.6	Form of Lock-Up Agreement (incorporated by reference from Exhibit 10.7 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

5.1	Opinion of BRL Law Group LLC*

10.1	Form of Securities Purchase Agreement between InVivo Therapeutics Corporation and the Bridge Lenders (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.2	Escrow Agreement, by and among InVivo Therapeutics Corp., InVivo Therapeutics Holdings Corp. and Signature Bank*

10.3	Form of Subscription Agreement, by and between InVivo Therapeutics Holdings Corp. and the investors in the offering (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.4	Form of Registration Rights Agreement, by and between InVivo Therapeutics Holdings Corp. and the investors in the offering (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.5	Split-Off Agreement, by and among InVivo Therapeutics Holdings Corp., DSource Split Corp., Peter Reichard, Lawrence Reichard and Peter Coker (incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.6	General Release Agreement, dated as of October 26, 2010, by and among InVivo Therapeutics Corp., DSource Split Corp., Peter Reichard, Lawrence Reichard and Peter Coker (incorporated by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.7(i)	Employment Agreement between Frank M. Reynolds and InVivo Therapeutics Corporation (incorporated by reference from Exhibit 10.7(i) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.7(ii)	Amendment to Employment Agreement between Frank M. Reynolds and InVivo Therapeutics Corporation (incorporated by reference from Exhibit 10.7(ii) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.7(iii)	Amendment No. 2 to Employment Agreement between Frank M. Reynolds and InVivo Therapeutics Corporation.*

10.8	Employment Agreement between Christopher Pritchard and InVivo Therapeutics Corp. (incorporated by reference from Exhibit 10.8 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.9	InVivo Therapeutics Corp. 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.9 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.10	InVivo Therapeutics Holdings Corp. 2010 Equity Incentive Plan (incorporated by reference from Exhibit 10.10 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.11(i)	Form of Incentive Stock Option Agreement by and between InVivo Therapeutics Corp. and participants under the 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.11(i) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.11(ii)	Form of Non-Qualified Stock Option Agreement by and between InVivo Therapeutics Corp. and participants under the 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.11(ii) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.12	License Agreement dated July 2007 between InVivo Therapeutics Corp. and Children’s Medical Center Corporation (1)**

10.13	Form of Scientific Advisory Board Agreement entered into by InVivo Therapeutics Corp. (incorporated by reference from Exhibit 10.13 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.14	Finder’s Fee Agreement dated August 18, 2010, between InVivo Therapeutics Corporation and Placement Agent (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.15	Placement Agent Agreement dated October 4, 2010, between InVivo Therapeutics Corp. and Placement Agent (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.16	Finder’s Fee Agreement dated October 26, 2010, between InVivo Therapeutics Corp. and Placement Agent (incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.17	Master Services Agreement dated October 26, 2010, between InVivo Therapeutics Corp. and Placement Agent (incorporated by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 9, 2010.)

10.18	Founders’ Agreement among InVivo Therapeutics Corporation, Francis M. Reynolds, Robert Langer and Yang Teng dated November 1, 2006 (incorporated by reference from Exhibit 10.18 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

10.19	Form of Indemnification Agreement, as executed by Frank M. Reynolds*

14.1	Code of Business Conduct and Ethics*

16	Letter regarding change in certifying accountant (incorporated by reference from Exhibit 16 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

21.1	Subsidiaries of InVivo Therapeutics Holdings Corp. (incorporated by reference from Exhibit 21.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 1, 2010).

23.1	Consent of Wolf & Company, P.C. *

23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

(1)	Application will be made with the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment will be requested will be filed separately with the Securities and Exchange Commission.
*	Filed herewith
**	To be filed by amendment